EXHIBIT 10.13

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 14, 2005

among

SOTHEBY’S, INC.,

as the Company,

SOTHEBY’S HOLDINGS, INC.,

as Holdings,

Certain U.K. Subsidiaries of Holdings named herein as the U.K. Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender,
L/C Issuer and Foreign Currency Lead Lender,

LASALLE BANK N.A. and HSBC BANK PLC,
as Co-Syndication Agents,

THE CIT GROUP/BUSINESS CREDIT, INC.
and
CITIBANK, N.A.
as Co-Documentation Agents

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC

and

LASALLE BANK N.A.,
as Joint Lead Arrangers and Joint Book Managers

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Sotheby’s Amended and Restated Credit Agreement

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01	Conditions of Initial Credit Extension	64
4.02	Conditions to Initial Credit Extension to U.K. Borrower	68
4.03	Conditions to all Credit Extensions	70

ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.01	Corporate Existence and Good Standing	71
5.02	Corporate Power, Authorization and Compliance with the Law	71
5.03	Financial Statements; No Material Adverse Effect; No Internal Control Event	72
5.04	ERISA Compliance	73
5.05	Pensions	74
5.06	Environmental Matters	74
5.07	Litigation	74
5.08	Taxes	74
5.09	Investment Company Act	74
5.10	No Material Misstatements	74
5.11	Federal Reserve Regulations	75
5.12	Ownership of Property; Liens; Investments	75
5.13	No Default	75
5.14	Insurance	76
5.15	Subsidiaries; Equity Interests; Loan Parties	76
5.16	Compliance with Laws	76
5.17	Intellectual Property; Licenses, Etc.	76
5.18	Solvency	76
5.19	Casualty, Etc.	77
5.20	Exempt Subsidiaries	77
5.21	Immaterial Subsidiaries	77
5.22	Asset Value	77

ARTICLE VI
AFFIRMATIVE COVENANTS
6.01	Financial Statements	77
6.02	Certificates; Other Information	78
6.03	Notices	80
6.04	Payment of Obligations	81
6.05	Maintain Property and Insurance	82
6.06	Maintain Existence	82
6.07	Compliance with Laws	82
6.08	Inspection	82
6.09	Eligible Loans	82
6.10	Books and Records	82
6.11	Use of Proceeds	82

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6.12	Covenant to Guarantee Obligations and Give Security	82
6.13	Further Assurances	86
6.14	Post-Closing Obligations	86

ARTICLE VII
NEGATIVE COVENANTS
7.01	Liens	87
7.02	Indebtedness	89
7.03	Investments	90
7.04	Fundamental Changes	91
7.05	Dispositions	92
7.06	Restricted Payments	92
7.07	Change in Nature of Business	93
7.08	Transactions with Affiliates	93
7.09	Burdensome Agreements	93
7.10	Use of Proceeds	93
7.11	Financial Covenants	93
7.12	Capital Expenditures	94
7.13	Amendments of Organization Documents	94
7.14	Accounting Changes	94
7.15	Prepayments, Etc. of Indebtedness	94
7.16	Amendment, Etc. of the Senior Notes	94
7.17	Partnerships, Etc.	94
7.18	SPTC Delaware	95
7.19	York Capital Lease	95

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01	Events of Default	95
8.02	Remedies upon Event of Default	98
8.03	Application of Funds	98

ARTICLE IX
ADMINISTRATIVE AGENT
9.01	Appointment and Authority	99
9.02	Rights as a Lender	100
9.03	Exculpatory Provisions	100
9.04	Reliance by Administrative Agent	101
9.05	Delegation of Duties	101
9.06	Resignation of Administrative Agent	102
9.07	Non-Reliance on Administrative Agent and Other Lenders	102
9.08	No Other Duties, Etc.	103
9.09	Administrative Agent May File Proofs of Claim	103
9.10	Collateral and Guaranty Matters	104

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ARTICLE X
MISCELLANEOUS
10.01	Amendments, Etc.	104
10.02	Notices; Effectiveness; Electronic Communications	106
10.03	No Waiver; Cumulative Remedies	108
10.04	Expenses; Indemnity; Damage Waiver	108
10.05	Payments Set Aside	110
10.06	Successors and Assigns	110
10.07	Treatment of Certain Information; Confidentiality	114
10.08	Right of Setoff	115
10.09	Interest Rate Limitation	115
10.10	Counterparts; Integration; Effectiveness	116
10.11	Survival of Representations and Warranties	116
10.12	Severability	116
10.13	Replacement of Lenders	116
10.14	Pound and Euro L/C Issuers	117
10.15	Governing Law; Jurisdiction; Etc.	117
10.16	Waiver of Jury Trial	118
10.17	USA PATRIOT Act Notice	118
10.18	Know Your Customers	119

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SCHEDULES

1.01	Mandatory Cost Formulae
2.01	Commitments and Applicable Percentages
5.03	Supplement to Interim Financial Statements
5.12(b)	Existing Liens
5.12(c)	Existing Investments
5.15	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
5.21	Immaterial Subsidiaries
6.12	Guarantors
7.02	Indebtedness
7.05	Permitted Dispositions
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS
Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	U.S. Note
C-2	U.K. Note
D	Assignment and Assumption
E-1	Domestic Guaranty
E-2	U.K. Guaranty
F	Security Agreement
G	Intellectual Property Security Agreement
H-1	Opinion Matters – Counsel to Loan Parties
H-2	Opinion Matters – Local Counsel to Loan Parties
I	L/C Issuer Joinder Agreement

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Sotheby’s Amended and Restated Credit Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

                    This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of November 14, 2005, among SOTHEBY’S HOLDINGS, INC., a Michigan corporation (“Holdings”), SOTHEBY’S, INC., a New York corporation (the “Company” and, together with Holdings, the “U.S. Borrowers”), OATSHARE LIMITED, a company registered in England and Wales with registration number 01737495 (“Oatshare”), SOTHEBY’S, a company registered in England and Wales with registration number 00874867 (“Sotheby’s” and, together with Oatshare, the “U.K. Borrowers”, and collectively with the U.S. Borrowers, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Foreign Currency Lead Lender, LASALLE BANK N.A and HSBC BANK PLC, as Co-Syndication Agents, and THE CIT GROUP/BUSINESS CREDIT, INC. and CITIBANK N.A., as Co-Documentation Agents.

PRELIMINARY STATEMENTS:

                    Pursuant to the Transaction Agreement dated as of September 7, 2005 (the “Transaction Agreement”) Holdings agreed, among other things, to purchase certain of its outstanding class “B” shares (the “Company Class B Shares”) from existing holders thereof (the “Sellers”) (such redemption, the “Recapitalization”).

                    The Borrowers have requested that (a) the Lenders lend funds to Holdings to pay to the Sellers the cash consideration in respect of the Recapitalization and to pay transaction fees and expenses and (b) from time to time, the Lenders lend to the Borrowers and the L/C Issuer (as hereinafter defined) issue Letters of Credit (as hereinafter defined) for the account of the Borrowers in order to provide a revolving credit facility for the Borrowers and their Subsidiaries (as hereinafter defined).

                    In connection with the foregoing, the Borrowers, the Administrative Agent and certain Lenders entered into the Credit Agreement dated as of September 7, 2005 (the “Original Credit Agreement”), pursuant to which such Lenders provided a revolving credit facility and the L/C Issuer agreed to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth in the Original Credit Agreement.

                    The Borrowers, the Administrative Agent and the Lenders have agreed to amend and restate the Original Credit Agreement on the Effective Date (as hereinafter defined) in its entirety to read as set forth in this Amended and Restated Credit Agreement.

                    In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

                    1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

Sotheby’s Amended and Restated Credit Agreement

                     “Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

                     “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account with respect to such currency as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

                     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                     “Aggregate Commitments” means the Commitments of all the Lenders.

                     “Agreement” means this Amended and Restated Credit Agreement.

                     “Alternative L/C Currency” means Canadian Dollars, Swiss Francs, Hong Kong Dollars and any other currency approved by the L/C Issuer and the Administrative Agent in accordance with Section 1.09 with respect to the incurrence of L/C Obligations in such currency (other than Dollars, Pounds or Euros).

                     “Applicable Commitment Fee Percentage” means, at any time, in respect of the Facility, (a) for the first six months following the Closing Date, 0.375% per annum and (b) thereafter, a percentage per annum determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Commitment Fee Percentage

Pricing Level	Consolidated Leverage Ratio	Commitment Fee

1	≤ 1.0:1	0.250%
2	> 1.0:1	0.375%

Any increase or decrease in the Applicable Commitment Fee Percentage resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 2 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

                     “Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by such Lender’s

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Commitment at such time. If the Commitment of each Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the Facility shall be determined based on the Applicable Percentage of such Lender in respect of the Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. Notwithstanding the foregoing, where applicable the Applicable Percentage of any Lender at any time with respect to Foreign Currency Revolving Credit Loans shall be (a) if such Lender is a Non-Qualifying Lender, 0% and (b) if such Lender is a Qualifying Lender (either directly or by designating an Affiliate to act in such capacity pursuant to Section 3.01(g)), the percentage (carried out to the ninth decimal place) of the aggregate Commitments of all Qualifying Lenders represented by such Qualifying Lender’s Commitment at such time.

                     “Applicable Rate” means (a) in the case of any Loan denominated in Dollars, 0.50% per annum for Base Rate Loans and 1.75% per annum for Eurocurrency Rate Loans and (b) in the case of any Loan denominated in Euros or Pounds, 1.75% per annum for Eurocurrency Rate Loans.

                     “Applicable Time” means, with respect to any borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

                     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                    “Arrangers” means Banc of America Securities LLC and LaSalle Bank N.A., in their capacities as joint lead arrangers and joint book managers.

                    “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

                    “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

                    “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such

Sotheby’s Amended and Restated Credit Agreement

Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

                    “Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

                    “Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

                    “Availability Period” means, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Facility, (b) the date of termination of the Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

                    “Bank of America” means Bank of America, N.A. and its successors.

                    “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing, solely with respect to U.K. Swing Line Loans, the “Base Rate” shall mean the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on Telerate Page 3750 (or any successor page or similar basis of determination) as the London interbank offered rate for overnight deposits in Dollars at approximately 11:00 A.M. (London time) on each day such U.K. Swing Line Loan is outstanding.

                    “Base Rate Loan” means a Revolving Credit Loan that bears interest based on the Base Rate.

                    “Borrower Materials” has the meaning specified in Section 6.02.

                    “Borrowers” has the meaning specified in the introductory paragraph hereto.

                    “Borrowing” means a U.S. Revolving Credit Borrowing, a Foreign Currency Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

                    “Borrowing Base” means, at any time, the sum of (a) the aggregate principal amount of any Eligible Loans outstanding at such time, plus (b) an amount equal to the excess of (i) 15% of Consolidated Net Tangible Assets as set forth on the most recent balance sheet of Holdings and its Subsidiaries delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b), over (ii) the sum of (x) the aggregate principal amount of “Secured Debt” (as such

Sotheby’s Amended and Restated Credit Agreement

term is defined in the Senior Notes Indenture) outstanding at such time, plus (y) the aggregate amount of all “Attributable Debt” (as such term is defined in the Senior Notes Indenture) of Holdings and its Significant Subsidiaries (as such term is defined in the Senior Notes Indenture) in respect of Sale and Lease-Back Transactions (as such term is defined in the Senior Notes Indenture) which would not otherwise be permitted but for the provisions of clause (b) of Section 4.04 of the Senior Notes Indenture, in the case of clause (a), to the extent that the Administrative Agent has a valid perfected security interest in such assets.

                    “Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Holdings, setting forth evidence to support the amount of the Borrowing Base as of the date of such certificate and such other matters as the Administrative Agent may reasonably request, in form acceptable to the Administrative Agent.

                    “Business Day” means any day other than (a) a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, (b) if such day relates to any Eurocurrency Rate Loan, a day on which banks are not open for general business in London and (c) if such day relates to a Loan in Euros, any day that is not a TARGET Day.

                    “Canadian Dollars” means the lawful currency of Canada.

                    “Capital Expenditures” means, with respect to any Person for any period, any cash expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

                    “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

                    “Cash Collateralize” has the meaning specified in Section 2.03(g).

                    “Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

          (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof or, in the case of any Foreign Subsidiary, guaranteed by any other member country of O.E.C.D. or any agency thereof, in each case having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America or such other member country of O.E.C.D, as the case may be, is pledged in support thereof;

Sotheby’s Amended and Restated Credit Agreement

          (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, or, in the case of any Foreign Subsidiary, under the laws of any other member country of O.E.C.D., (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

          (c) commercial paper or other marketable debt securities in an aggregate amount of no more than $15,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated, in the case of commercial paper, at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, and in the case of other debt securities, at least Aa (or the then equivalent grade) by Moody’s or at least AA (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

          (d) Investments, classified in accordance with GAAP as current assets of the Borrowers or any of their Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

                    “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

                    “Cash Management Bank” means any Person that, at the time it enters into a Secured Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Cash Management Agreement.

                    “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

                    “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

                    “CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

                    “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application

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thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

                    “Change of Control” means an event or series of events by which:

          (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

          (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

          (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings, or control over the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; or

(d) a “change of control” or any comparable term under, and as defined in, the Senior Notes Documents shall have occurred.

Sotheby’s Amended and Restated Credit Agreement

                    “Closing Date” means the first date all the conditions precedent in Section 4.01 of the Original Credit Agreement were satisfied or waived in accordance with Section 10.01 of the Original Credit Agreement.

                    “Code” means the Internal Revenue Code of 1986.

                    “Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

                    “Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Local Law Collateral Documents, the U.K. Collateral Documents and each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

                    “Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement; provided, however, that with respect to any Foreign Currency Revolving Credit Loan, the Commitment of the Foreign Currency Lead Lender will include the aggregate unused Commitments of each Non-Qualifying Lender at the time of such Foreign Currency Revolving Credit Loan.

                    “Committed Loan Notice” means a notice of (a) a U.S. Revolving Credit Borrowing or a Foreign Currency Revolving Credit Borrowing, as the case may be, (b) a conversion of U.S. Revolving Credit Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

                    “Company” has the meaning specified in the recital of parties hereto.

                    “Company Class B Shares” has the meaning specified in the recital of parties hereto.

                    “Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Holdings, demonstrating compliance with the terms of this Agreement and such other matters as the Administrative Agent may reasonably request, in form acceptable to the Administrative Agent.

                    “Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for the most

Sotheby’s Amended and Restated Credit Agreement

recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes, (iii) depreciation and amortization expense, (iv) any such deduction to Consolidated Net Income as a result of any grant of stock or restricted stock and (v) other non-recurring expenses reducing such Consolidated Net Income which either (A) do not represent a cash item in such period or any future period (in each case of or by Holdings and its Subsidiaries for such Measurement Period) or (B) do not exceed $10,000,000 in the aggregate (when added to all other amounts determined under this subclause (B)) and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by Holdings and its Subsidiaries for such Measurement Period).

                    “Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent such obligations are considered funded debt in accordance with GAAP, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness (other than with respect to the York Capital Lease and Indebtedness permitted under Section 7.02(i)), (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrowers or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary.

                    “Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (excluding capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

                    “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA minus principal and interest expense relating to the York Capital Lease to (b) Consolidated Interest Charges minus the principal and interest expenses relating to the York Capital Lease, minus any amounts included in Consolidated Interest Charges for such period in respect of amortization of (i) discounts on the payment of settlements with the Department of Justice and related anti-trust matters, (ii) discounts on the existing Senior Notes, (iii) closing fees incurred in conjunction with the amendments and restatements of the Existing Credit Agreement and this Agreement (including any fee related to termination of the Existing

Sotheby’s Amended and Restated Credit Agreement

Credit Agreement) and (iv) interest accrued on amounts payable on the unfunded senior management benefit plan of Holdings and its Subsidiaries, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

                    “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date (calculated in respect of Loans hereunder on the average daily aggregate principal amount of such Loans during such Measurement Period) to (b) Consolidated EBITDA for the most recently completed Measurement Period.

                    “Consolidated Net Income” means, at any date of determination, the net income of Holdings and its Subsidiaries (excluding extraordinary gains and extraordinary losses) on a consolidated basis for the most recently completed Measurement Period.

                    “Consolidated Net Tangible Assets” means, at any date of determination, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities, (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, and (c) the aggregate principal amount of any Eligible Loans included in the Borrowing Base, all as set forth on the books and records of Holdings and its consolidated subsidiaries and computed in accordance with GAAP at such date.

                    “Consolidated Net Worth” means at any date shareholders’ equity, as shown on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP at such date.

                    “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                    “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

                    “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

                    “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, administration, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

                    “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Sotheby’s Amended and Restated Credit Agreement

                     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

                    “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

                    “Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

                    “Dollar” and “$” mean lawful money of the United States.

                    “Domestic Guarantors” means, collectively, the Subsidiaries of Holdings listed on Part I of Schedule 6.12 and each other Domestic Subsidiary of Holdings that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

                    “Domestic Guaranty” means, collectively, the Domestic Guaranty made by the Domestic Guarantors in favor of the Secured Parties, substantially in the form of Exhibit E-1, together with each other guaranty and guaranty supplement delivered by a Domestic Subsidiary pursuant to Section 6.12.

                    “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

                    “Effective Date” means the first date on which the “Required Lenders” (as defined in the Original Credit Agreement) have executed this Agreement.

                    “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the L/C Issuer and the Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Holdings or any of Holdings’ Affiliates or Subsidiaries; and provided further that an Eligible Assignee shall only include a Lender, and Affiliate of a Lender or another Person which, through its Lending

Sotheby’s Amended and Restated Credit Agreement

Offices, is capable of lending the applicable Foreign Currencies to the relevant Borrowers without the imposition of any Taxes or additional Taxes, as the case may be.

                    “Eligible Loans” means notes made in favor of, or loan advances made by, Holdings or any of its Subsidiaries in connection with Holdings’ or such Subsidiary’s lending and financing activities; provided that no Lien shall be in existence on such notes or loan advances, except for any Liens under the Collateral Documents.

                    “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

                    “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

                    “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                    “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

                    “Equivalent” in Dollars of any Foreign Currency on any date means the equivalent in Dollars of such Foreign Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency and the “Equivalent” in any Foreign Currency of Dollars on any date means the equivalent in such Foreign Currency of Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

                    “ERISA” means the Employee Retirement Income Security Act of 1974.

                    “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Code

Sotheby’s Amended and Restated Credit Agreement

(and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

                    “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate; or (g) any other event similar to those described in clauses (a) through (f) above with respect to any Foreign Plan.

                    “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

                    “Eurocurrency Rate” means, for any Interest Period, with respect to a Eurocurrency Rate Loan, the rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent as follows:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Percentage

                                        Where,

                    “Eurocurrency Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars or Euros and at approximately 11:00 a.m. London time on the first day of such Interest Period for deposits in Pounds (in each case, for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period in the case of deposits in Dollars or Euros and on the first day of such Interest Period for deposits in Pounds.

Sotheby’s Amended and Restated Credit Agreement

                    “Eurocurrency Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on the Eurocurrency Rate.

                    “Eurocurrency Reserve Percentage” means for any day during any Interest Period the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

                    “Event of Default” has the meaning specified in Section 8.01.

                    “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Borrower with respect to such withholding tax pursuant to Section 3.01(a).

                    “Exempt Subsidiaries” means the First-Tier Foreign CFC Subsidiaries (other than Sotheby’s Hong Kong Ltd. and its Subsidiaries) the Equity Interests of which are not subject to any Local Law Collateral Documents and their respective Subsidiaries which are not party to any Collateral Documents.

                    “Existing Credit Agreement” means that certain Credit Agreement dated as of March 4, 2004 among Holdings, the Company and certain of their subsidiaries as borrowers, General Electric Capital Corporation, as agent, and a syndicate of lenders as amended to the date hereof.

                    “Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation

Sotheby’s Amended and Restated Credit Agreement

awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.05(b)(iii) or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

                    “Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

                    “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

                    “Fee Letter” means collectively (a) the letter agreement, dated September 1, 2005 among Holdings, the Administrative Agent and the Arrangers and (b) the letter agreement, dated September 1, 2005 among Holdings, the Administrative Agent and Banc of America Securities LLC.

                    “First-Tier Foreign CFC Subsidiary” means a CFC that is directly owned by Holdings or one or more Domestic Subsidiaries.

                    “Foreign Currency” means each of Euro and Pounds and each other currency that is approved as an Alternative L/C Currency.

                    “Foreign Currency Incremental Loan” has the meaning specified in Section 2.09.

                    “Foreign Currency Lead Lender” means Bank of America, in its capacity as Foreign Currency Lead Lender, or any successor Foreign Currency Lead Lender hereunder.

                    “Foreign Currency Revolving Credit Borrowing” means a borrowing consisting of simultaneous Foreign Currency Revolving Credit Loans having the same Interest Period made by the applicable Lenders pursuant to Section 2.01.

                    “Foreign Currency Revolving Credit Loan” has the meaning specified in Section 2.01.

                    “Foreign Currency Sublimit” means an amount equal to the lesser of the Commitments and the Equivalent in the applicable foreign currencies of $80,000,000. The Foreign Currency Sublimit is part of, and not in addition to, the Commitments.

Sotheby’s Amended and Restated Credit Agreement

                    “Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.04(d).

                    “Foreign Lender” means any Lender other than a U.K. Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                    “Foreign Plan” has the meaning specified in Section 5.04(d).

                    “Foreign Subsidiary” means each Subsidiary of Holdings that is not a Domestic Subsidiary.

                    “FRB” means the Board of Governors of the Federal Reserve System of the United States.

                    “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                    “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

                    “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

                    “Granting Lender” has the meaning specified in Section 10.06(i).

                    “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or

Sotheby’s Amended and Restated Credit Agreement

performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

                    “Guarantors” means, collectively, the Domestic Guarantors and the U.K. Guarantors.

                    “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                    “Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

                    “Holdings” has the meaning specified in the introductory paragraph hereto.

                    “Hong Kong Dollars” means the lawful currency of the Hong Kong Special Administrative Region of the People’s Republic of China.

                    “Immaterial Subsidiary” means any Domestic Subsidiary or any Foreign Subsidiary organized under the laws of England, in each case listed on Schedule 5.21, unless such entity shall have executed a Domestic Guaranty or a U.K. Guaranty, as the case may be, and such other Collateral Documents as the Administrative Agent shall reasonably request.

                    “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

          (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

Sotheby’s Amended and Restated Credit Agreement

          (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

          (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

          (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

                    For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

                    “Indemnified Taxes”means Taxes other than Excluded Taxes.

                    “Indemnitees” has the meaning specified in Section 10.04(b).

                    “Information” has the meaning specified in Section 10.07.

                    “Information Memorandum” means the information memorandum used by the Arrangers in connection with the syndication of the Commitments.

                    “Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(iv).

                    “Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date.

Sotheby’s Amended and Restated Credit Agreement

                    “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or, to the extent that the Administrative Agent has confirmed to the applicable Borrower that such a period is available, 7 Business Days thereafter, in each case, as selected by the applicable Borrower in its Committed Loan Notice; provided that:

          (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

                    “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Holdings’ internal controls over financial reporting, in each case as described in the Securities Laws.

                    “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

                    “IP Rights” has the meaning specified in Section 5.17.

                    “IP Security Agreement Supplement” has the meaning specified in Section 10(g) of the Security Agreement.

                    “IRS” means the United States Internal Revenue Service.

                    “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

                    “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and a Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

Sotheby’s Amended and Restated Credit Agreement

                    “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

                    “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

                    “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

                    “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

                    “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, or, with respect to Letters of Credit denominated in Pounds or Euros, any Eligible Assignee that has been approved by the Administrative Agent as an L/C Issuer and that has executed and delivered to the Administrative Agent an L/C Issuer Joinder Agreement pursuant to Section 10.14, unless such Eligible Assignee has been released from its obligation as an L/C Issuer pursuant to Section 10.14.

                    “L/C Issuer Joinder Agreement” means an agreement in substantially the form of Exhibit I hereto.

                    “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

                    “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender and/or the Foreign Currency Lead Lender. In connection with Foreign Currency Revolving Credit Loans, the term “Lender” shall also include any Affiliate of a Lender designated in writing by such Lender to the Administrative Agent as a “Lender” solely for purposes of making Foreign Currency Revolving Credit Loans.

                    “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

Sotheby’s Amended and Restated Credit Agreement

                    “Letter of Credit” means any standby letter of credit, or similar instrument customarily issued in the applicable Foreign Currency including, without limitation, bank guaranties, issued hereunder.

                    “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

                    “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Facility (or, if such day is not a Business Day, the next preceding Business Day).

                    “Letter of Credit Fee” has the meaning specified in Section 2.03(i).

                    “Letter of Credit Sublimit” means an amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Facility.

                    “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

                    “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a U.S. Revolving Credit Loan, a Foreign Currency Revolving Credit Loan or a Swing Line Loan.

                    “Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Domestic Guaranty, (d) the U.K. Guaranty, (e) the Collateral Documents, (f) the Fee Letter, (g) each Issuer Document, (h) each Secured Hedge Agreement and (i) each Secured Cash Management Agreement; provided that for purposes of the definition of “Material Adverse Effect” and Articles IV through IX, “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.

                    “Loan Parties” means, collectively, the Borrowers and each Guarantor.

                    “Local Law Collateral Documents” means, in respect of the Equity Interests in any First-Tier Foreign CFC Subsidiaries contemplated to be pledged by the terms hereof for the benefit of the Secured Parties, all documents necessary to grant and perfect, under the laws of the jurisdiction of organization of such First-Tier Foreign CFC Subsidiary, the security interest granted or contemplated to be granted, pursuant to the Security Agreement, in the Equity Interests of such First-Tier Foreign CFC Subsidiary, together with an opinion of local counsel qualified in such jurisdiction of organization in form and substance satisfactory to the Administrative Agent.

                    “Master Subordination Agreement” has the meaning specified in Section 6.14.

Sotheby’s Amended and Restated Credit Agreement

                    “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

                    “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

                    “Maturity Date” means September 7, 2010; provided that in the event that any of the Senior Notes are outstanding on July 1, 2008 and (i) the Borrowers shall not have deposited cash and Cash Equivalents in an amount sufficient to redeem and pay in full such Senior Notes in a deposit account under the sole dominion and control of the Administrative Agent upon terms and conditions satisfactory to the Administrative Agent or (ii) the Borrowers shall not have demonstrated their ability to redeem and pay in full such Senior Notes in a manner satisfactory to the Administrative Agent and the Lenders, then the Maturity Date shall be July 1, 2008.

                    “Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Holdings.

                    “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

                    “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

                    “Net Cash Proceeds” means:

          (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds;

Sotheby’s Amended and Restated Credit Agreement

          (b) with respect to the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith; and

          (c) with respect to any license of intellectual property by any Loan Party or any of its Subsidiaries, the amount of the cash and Cash Equivalents received in connection with such transaction as an upfront one time payment (or a similar payment or related payments) made in excess of scheduled royalty or similar payments in connection with such license.

                    “Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

                    “Non-Qualifying Lender” means a Lender that is not a Qualifying Lender that has been approved as a Non-Qualifying Lender for purposes of this Agreement by the Foreign Currency Lead Lender and the Swing Line Lender in their sole discretion.

                    “Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Lender, substantially in the form of Exhibit C-1 or Exhibit C-2, as applicable.

                    “NPL” means the National Priorities List under CERCLA.

                    “Oatshare” has the meaning specified in the recital of parties hereto.

                    “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

                    “Original Credit Agreement” has the meaning set forth in the Preliminary Statements hereto.

                    “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction and, with respect to corporations incorporated in the United Kingdom, certificates of incorporation on any change of name); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental

Sotheby’s Amended and Restated Credit Agreement

Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

                    “Other Taxes” means all present or future stamp, documentary or other similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                    “Outstanding Amount” means (a) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof (calculated in respect of Loans denominated in a Foreign Currency on the Equivalent thereof in Dollars at such time) after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount (calculated in respect of Letters of Credit denominated in a Foreign Currency on the Equivalent thereof in Dollars at such time) of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

                    “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

                    “Participant” has the meaning specified in Section 10.06(d).

                    “Participating Member State” means each state so described in any EMU Legislation.

                    “PBGC” means the Pension Benefit Guaranty Corporation.

                    “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Borrower or any ERISA Affiliate or to which a Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

                    “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Sotheby’s Amended and Restated Credit Agreement

                    “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

                    “Pledged Debt” has the meaning specified in Section 1(d)(iv)of the Security Agreement.

                    “Pledged Equity” has the meaning specified in Section 1(d)(iii)of the Security Agreement.

                    “Pounds” or “£” means lawful money of the United Kingdom.

“Qualifying Lender” means a “U.K. Qualified Lender”, as such term is defined in Section 3.01(g).

                    “Recapitalization” has the meaning set forth in the Preliminary Statements hereto.

                    “Register” has the meaning specified in Section 10.06(c).

                    “Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings as prescribed by the Securities Laws.

                    “Related Documents” means the Transaction Agreement and such other documents effecting the Recapitalization, if any.

                    “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees and agents of such Person and of such Person’s Affiliates.

                    “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

                    “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

                    “Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

                    “Responsible Officer” means, in the case of a Loan Party incorporated under the Laws of England and Wales, a director of such U.K. Loan Party and, in the case of any other Loan Party, the chief executive officer, president, chief financial officer, treasurer or assistant

Sotheby’s Amended and Restated Credit Agreement

treasurer of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

                    “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

                    “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in a Foreign Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in a Foreign Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in a Foreign Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in a Foreign Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

                    “Revolving Credit Borrowing” means a U.S. Revolving Credit Borrowing and/or a Foreign Currency Revolving Credit Borrowing, as the context may require.

                    “Revolving Credit Loan” means a U.S. Revolving Credit Loan and/or a Foreign Currency Revolving Credit Loan, as the context may require.

                    “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

                    “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

                    “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

                    “Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Borrower and any Cash Management Bank.

                    “Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VI or VII that is entered into by and between any Borrower and any Hedge Bank.

Sotheby’s Amended and Restated Credit Agreement

                    “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

                    “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.

                    “Security Agreement” has the meaning specified in Section 4.01(a)(iii).

                    “Security Agreement Supplement” has the meaning specified in Section 21(b) of the Security Agreement.

                    “Sellers” has the meaning specified in the Preliminary Statements hereto.

                    “Senior Notes” means the 6 7/8% senior notes of Holdings due 2009 in an aggregate principal amount of $100,000,000 issued and sold pursuant to the Senior Notes Documents.

                    “Senior Notes Documents” means the Senior Notes Indenture, the Senior Notes and all other agreements, instruments and other documents pursuant to which the Senior Notes have been or will be issued or otherwise setting forth the terms of the Senior Notes.

                    “Senior Notes Indenture” means the Indenture dated as of June 17, 1998 and entered into by Holdings and Chase Manhattan Bank, as trustee, as supplemented by the Indenture dated as of February 5, 1999.

                    “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) in the case of any Person which is a company incorporated under the laws of England and Wales or Scotland, such company is not unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                    “Sotheby’s” has the meaning specified in the recital of parties hereto.

                    “SPC” has the meaning specified in Section 10.06(i).

Sotheby’s Amended and Restated Credit Agreement

                    “Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in a Foreign Currency.

                    “SPTC Delaware” means SPTC Delaware LLC, a Delaware limited liability company, and each other “Eligible SPV” (as such term is defined in the Trademark License Agreement).

                    “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

                    “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

                    “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or

Sotheby’s Amended and Restated Credit Agreement

other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

                    “Swiss Francs” means the lawful currency of Switzerland.

                    “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

                    “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

                    “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

                    “Swing Line Loan” means a U.S. Swing Line Loan and/or a U.K. Swing Line Loan, as the context may require.

                    “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

                    “Swing Line Sublimit” means (a) with respect to U.S. Swing Line Loans, an amount equal to the lesser of (i) $20,000,000 and (ii) the Facility and (b) with respect to U.K. Swing Line Loans, an amount equal to the lesser of (i) $20,000,000 (or the Equivalent thereof in the applicable foreign currencies) and (ii) the Facility. The Swing Line Sublimit is part of, and not in addition to, the Facility.

                    “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

                    “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

                    “TARGET Day” means any day on which the Trans-European Automated Real-time Gross settlement Express Transfer payment system is open for the settlement of payments in Euros.

                    “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Sotheby’s Amended and Restated Credit Agreement

                    “Transaction Agreement” has the meaning set forth in the Preliminary Statements hereto.

                    “Threshold Amount” means $10,000,000.

                    “Total Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

                    “Trademark License Agreement” means the Trademark License Agreement dated as of February 17, 2004 and entered into by and among SPTC, Inc., as licensor, Holdings, as guarantor, Monticello Licensee Corporation, as licensee, and Cendant Corporation, as guarantor.

                    “Transaction” means, collectively, (a) the consummation of the Recapitalization, (b) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the Related Documents to which they are or are intended to be a party, (c) the termination of all commitments with respect to the Existing Credit Agreement and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

                    “Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

                    “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

                    “U.K. Borrowers” has the meaning specified in the recital of parties hereto.

                    “U.K. Collateral Documents” means the U.K. Debenture and the U.K. Share Charges executed by the U.K. Loan Parties and Local Law Collateral Documents in respect of the Equity Interests of First-Tier Foreign CFC Subsidiaries that are U.K. Subsidiaries pursuant to Section 4.02 and all similar agreements entered into by the U.K. Loan Parties granting a Lien upon property of any U.K. Subsidiary as security for payment of the Obligations of the U.K. Loan Parties pursuant to Section 6.12.

                    “U.K. Debenture” means collectively, one or more debentures as amended, supplemented or otherwise modified from time to time entered into by the U.K. Loan Parties, in form and substance satisfactory to the Administrative Agent.

                    “U.K. Guarantors” means, collectively, the U.K. Subsidiaries of Holdings listed on Part II of Schedule 6.12 and each other U.K. Subsidiary of Holdings that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

                    “U.K. Guaranty” means, collectively, the U.K. Guaranty made by the U.K. Guarantors and the Domestic Guarantors in favor of the Secured Parties, substantially in the

Sotheby’s Amended and Restated Credit Agreement

form of Exhibit E-2, together with each other guaranty and guaranty supplement delivered by a Foreign Subsidiary pursuant to Section 6.12.

                    “U.K. Lender” means a Lender in respect of a Borrower incorporated in the United Kingdom.

                    “U.K. Loan Parties” means, collectively, the U.K. Borrowers and the U.K. Guarantors.

                    “U.K. Share Charges” means (a) the share charge entered into by the Company over the shares in Oatshare, and (b) the share charge entered into by Oatshare over the shares of the Subsidiaries owned directly by Oatshare, in each case, in form and substance satisfactory to the Administrative Agent.

                    “U.K. Subsidiary” means each Subsidiary of Holdings incorporated in the United Kingdom.

                    “U.K. Swing Line Loan” has the meaning specified in Section 2.04(a).

                    “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

                    “United States” and “U.S.” mean the United States of America.

                    “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

                    “U.S. Borrowers” has the meaning specified in the recital of parties hereto.

                    “U.S. Revolving Credit Borrowing” means a borrowing consisting of simultaneous U.S. Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

                    “U.S. Revolving Credit Loan” has the meaning specified in Section 2.01.

                    “U.S. Loan Parties” means, collectively, the U.S. Borrowers and the Domestic Guarantors.

                    “U.S. Swing Line Loan” has the meaning specified in Section 2.04(a).

                    “York Avenue Property” means the land, building and improvements located at 1334 York Avenue, New York, New York.

                    “York Capital Lease” means the Lease dated February 7, 2003 and entered into by and between 1334 York Avenue L.P., as landlord and Company, as tenant.

Sotheby’s Amended and Restated Credit Agreement

                    1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

          (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

                    1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

                    (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the

Sotheby’s Amended and Restated Credit Agreement

original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

                    (c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Holdings and its Subsidiaries or to the determination of any amount for Holdings and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Holdings is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

                    1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

                    1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

                    1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

                    1.07 Currency Equivalents Generally. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Equivalent in Dollars of Credit Extensions and Outstanding Amounts denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Equivalent in Dollars as so determined by the Administrative Agent or the L/C Issuer, as applicable.

                    (b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is

Sotheby’s Amended and Restated Credit Agreement

expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the Equivalent in the relevant Foreign Currency of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

                    1.08 Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

                    (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

                    (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

                    1.09 Alternative L/C Currencies. (a) The Borrowers may from time to time request that Letters of Credit be issued in a currency other than Dollars, Pounds, Euros, Canadian Dollars, Swiss Francs or Hong Kong Dollars; provided, that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars as determined by the L/C Issuer and the Administrative Agent.

                    (b) Notwithstanding anything contained in Section 2.03(b) to the contrary, any such request shall be made to the Administrative Agent not later than 11:00 a.m., five Business Days prior to the date of the desired L/C Advance (or such other time or date as may be agreed by the Administrative Agent and the L/C Issuer, in their sole discretion). In the case of any such request, the Administrative Agent shall promptly notify the L/C Issuer thereof. The L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., three Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

                    (c) Any failure by the L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the

Sotheby’s Amended and Restated Credit Agreement

Administrative Agent shall so notify the applicable Borrower and such currency shall thereupon be deemed for all purposes to be an “Alternative L/C Currency” hereunder. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the applicable Borrower.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

                    2.01 The Loans. Subject to the terms and conditions set forth herein, (a) each Lender severally agrees to make loans denominated in Dollars (each such loan, a “U.S. Revolving Credit Loan”) to the U.S. Borrowers and (b) each Qualifying Lender severally agrees to make loans denominated in Dollars, Pounds or Euros (each such loan, a “Foreign Currency Revolving Credit Loan”) to the U.K. Borrowers, in each case from time to time, on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Facility, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment and (iii) the aggregate Outstanding Amount of the Foreign Currency Revolving Credit Loans, plus the Outstanding Amount of all L/C Obligations in respect of Letters of Credit denominated in Foreign Currencies, plus the aggregate Outstanding Amount of the U.K. Swing Line Loans will not exceed the Foreign Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. U.S. Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

                    2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Revolving Credit Borrowing, each conversion of U.S. Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s (or Holdings on behalf of such Borrower) irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. (New York City time) three Business Days prior to the requested date of any U.S. Revolving Credit Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans, (ii) 11:00 a.m. (New York City time) on the requested date of any U.S. Revolving Credit Borrowing of Base Rate Loans, (iii) 3:00 p.m. (London time) one Business Day prior to the requested date of any Foreign Currency Revolving Credit Borrowing or continuation of Eurocurrency Rate Loans in Pounds or Dollars and (iv) 3:00 p.m. (London time) two Business Days prior to the requested date of any Foreign Currency Revolving Credit Borrowing or continuation of Eurocurrency Rate Loans in Euros. Each telephonic notice by any Borrower (or Holdings on behalf of such Borrower) pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower (it being

Sotheby’s Amended and Restated Credit Agreement

understood that no Foreign Currency Revolving Credit Loan shall be required to be made for which a written Committed Loan Notice has not been so provided). Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof in the case of U.S. Revolving Credit Loans, £3,000,000 or a whole multiple of £1,000,000 in excess thereof in the case of Foreign Currency Revolving Credit Loans denominated in Pounds, €5,000,000 or a whole multiple of €1,000,000 in excess thereof in the case of Foreign Currency Revolving Credit Loans denominated in Euros, and $5,000,000 or a whole multiple of $1,000,000 in excess thereof in the case of Foreign Currency Revolving Credit Loans denominated in Dollars. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) the Borrower to which the Loan is to be made, (ii) the currency in which the Loan is to be denominated, (iii) whether such Borrower is requesting a Revolving Credit Borrowing, a conversion of U.S. Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (iv) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (v) the principal amount of Loans to be borrowed, converted or continued, (vi) the Type of Loans to be borrowed or to which existing U.S. Revolving Credit Loans are to be converted, and (vii) if applicable, the duration of the Interest Period with respect thereto. If a Borrower fails to specify a Type of Loan in a Committed Loan Notice in respect of U.S. Revolving Credit Loans or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans in the case of U.S. Revolving Credit Loans, or Eurocurrency Loans with an Interest Period of one month, in the case of Foreign Currency Revolving Credit Loans. Any such automatic conversion to Base Rate Loans or Eurocurrency Rate Loans with an Interest Period of one month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurocurrency Rate Loan. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

                    (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by a Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or Eurocurrency Rate Loans with an Interest Period of one month described in Section 2.02(a). In the case of a U.S. Revolving Credit Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the applicable Administrative Agent’s Office not later than 10:00 a.m. (local time) on the Business Day specified in the applicable Committed Loan Notice. In the case of a Foreign Currency Revolving Credit Borrowing, each Qualifying Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the applicable Administrative Agent’s Office not later than 12:00 p.m. (local time) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable

Sotheby’s Amended and Restated Credit Agreement

conditions set forth in Section 4.03 (and, if such Borrowing is the initial Credit Extension, Section 4.01 or if such Borrowing is the initial Credit Extension to a U.K. Borrower, Section 4.02), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by a Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to such Borrower as provided above.

                    (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans denominated in Dollars may be requested as, converted to or continued as Eurocurrency Rate Loans and no Foreign Currency Revolving Credit Loans may be requested as or continued as Eurocurrency Rate Loans with an Interest Period of greater than one month, in each case without the consent of the Required Lenders.

                    (d) The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the U.S. Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

                    (e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Facility.

                    (f) Anything in this Section 2.02 to the contrary notwithstanding, the applicable Borrowers may not select Interest Periods for Eurocurrency Rate Loans that have a duration of more than one month during the period from the date hereof until the earlier of 90 days thereafter or the completion of “successful syndication” as defined in the Fee Letter (or such earlier date as shall be specified by the Administrative Agent in a notice to the Borrowers and the Lenders).

                    2.03 Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars (or, in accordance with Section 1.09, an Alternative L/C Currency) for the account of the U.S. Borrowers or their Subsidiaries, and to amend Letters of Credit denominated in Dollars (or an Alternative L/C Currency) previously issued by it, in accordance with Section 2.03(b), (2) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Euros or Pounds (or, in accordance with Section 1.09, an Alternative L/C

Sotheby’s Amended and Restated Credit Agreement

Currency) for the account of the U.K. Borrowers or their Subsidiaries, and to amend Letters of Credit denominated in Euros or Pounds (or an Alternative L/C Currency) previously issued by it in accordance with Section 2.03(b), and (3) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers or their Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Outstandings shall not exceed the Facility, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, and (z) the aggregate Outstanding Amount of the Foreign Currency Revolving Credit Loans, plus the Outstanding Amount of all L/C Obligations in respect of Letters of Credit denominated in Foreign Currencies, plus the aggregate Outstanding Amount of the U.K. Swing Line Loans shall not exceed the Foreign Currency Sublimit. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

          (A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance (without giving effect to any Auto-Extension provision therein) unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

                    (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

          (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

Sotheby’s Amended and Restated Credit Agreement

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer generally applicable to the issuance of letters of credit;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than the Equivalent of $50,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative L/C Currency;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

          (F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender; or

(G) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency.

                    (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

                    (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

                    (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

                    (b) Procedures for Issuance and Amendment of Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower (or Holdings on behalf of such Borrower) delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent (x) not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars, and (y) not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of

Sotheby’s Amended and Restated Credit Agreement

any Letter of Credit denominated in a Foreign Currency; or in each case such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

                    (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

                    (iii) If the applicable Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extensions at least once in each twelve-month period (commencing with the date of issuance o f such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the applicable Borrower shall not be required to make a specific request of the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer

Sotheby’s Amended and Restated Credit Agreement

shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is a five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Require d Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or Holdings that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

                    (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

                    (c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in a Foreign Currency, the applicable Borrower (on its or its applicable Subsidiary’s behalf) shall reimburse the L/C Issuer in such Foreign Currency, unless the applicable Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the applicable Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in a Foreign Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment to the L/C Issuer under a Letter of Credit to be reimbursed in a Foreign Currency (each such date, an “Honor Date”), such Borrower (on its or its applicable Subsidiary’s behalf) shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the applicable Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Equivalent in Dollars thereof in the case of a Letter of Credit denominated in a Foreign Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, such Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.03 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                    (ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business

Sotheby’s Amended and Restated Credit Agreement

Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

                    (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

                    (iv) Until each Lender funds its U.S. Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

                    (v) Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the applicable Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

                    (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

                    (d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C

Sotheby’s Amended and Restated Credit Agreement

Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

                    (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

                    (e) Obligations Absolute. The obligation of each applicable Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

          (ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

          (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

          (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

Sotheby’s Amended and Restated Credit Agreement

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to any Borrower or any Subsidiary or in the relevant currency markets generally; or

          (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of their Subsidiaries.

                    Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

                    (f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

                    (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such

Sotheby’s Amended and Restated Credit Agreement

drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, deposit accounts at Bank of America on the terms and conditions to be mutually agreed. In addition, if the Administrative Agent notifies the Borrowers at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

                    (h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

                    (i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to 1.75% times the Equivalent in Dollars of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (A) computed on a quarterly basis in arrears and (B) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained

Sotheby’s Amended and Restated Credit Agreement

herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

                    (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The applicable Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at a rate of 0.125% per annum, computed on the Equivalent in Dollars of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the applicable Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

                    (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

                    (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of a Borrower, the applicable Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Subsidiaries of such Borrower inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

                    (m) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit issued by such Issuing Bank, (ii) to each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (iii) to the Administrative Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily maximum amount available to be drawn under such Letters of Credit during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

                    2.04 Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make (i) loans denominated in Dollars to the U.S. Borrowers (each such loan, a “U.S. Swing Line Loan”) and (ii) loans denominated in Dollars or Pounds to the U.K. Borrowers (each such loan, a “U.K. Swing Line Loan”) from time to time on

Sotheby’s Amended and Restated Credit Agreement

any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Facility at such time, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment and (iii) the aggregate Outstanding Amount of the Foreign Currency Revolving Credit Loans, plus the Outstanding Amount of all L/C Obligations in respect of Letters of Credit denominated in Foreign Currencies, plus the aggregate Outstanding Amount of the U.K. Swing Line Loans shall not exceed the Foreign Currency Sublimit, and provided further that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

                    (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than (x) 1:00 p.m. (local time), in respect of any U.S. Swing Line Loan, and (y) 10:30 a.m. (London time), in respect of any U.K. Swing Line Loan, in each case, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, in the case of any U.S. Swing Line Loan, and $5,000,000 (or the Equivalent thereof in the applicable foreign currency), in the case of any U.K. Swing Line Loan, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. (local time) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower.

Sotheby’s Amended and Restated Credit Agreement

                    (c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of each of the Borrowers (each of which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan to such Borrower in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding to such Borrower. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Facility and the conditions set forth in Section 4.03. The Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. (local time) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

                    (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

                    (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

                    (iv) Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in

Sotheby’s Amended and Restated Credit Agreement

Section 4.03. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans, together with interest as provided herein.

                    (d) Repayment of Participations. (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

                    (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

                    (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

                    (f) Payments Directly to Swing Line Lender. Each Borrower shall make all payments of principal and interest in respect of the Swing Line Loans borrowed by such Borrower directly to the Swing Line Lender.

                    2.05 Prepayments. (a) Optional. (i) Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans, (2) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Foreign Currencies, and (3) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; (D) any prepayment of Eurocurrency Rate Loans denominated in Pounds shall be in a principal amount of £3,000,000 or a whole multiple of £1,000,000 in excess thereof; and (E) any prepayment of Eurocurrency Rate Loans denominated in Euros shall be in a principal amount of €5,000,000 or a whole multiple of €1,000,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the currency and, if applicable, Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each

Sotheby’s Amended and Restated Credit Agreement

such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

                    (ii) Each Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans borrowed by such Borrower in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (local time) on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 (or the Equivalent thereof in the applicable foreign currency). Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

                    (b) Mandatory. (i) If any Loan Party or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a), (b), (c), (d) or (e)) which results in the realization by such Person of Net Cash Proceeds, Holdings shall prepay, or shall cause any other Borrower to prepay, an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person; provided that no such prepayment will be required in respect of such Dispositions for the first U.S. $5,000,000 in the aggregate in any fiscal year of Net Cash Proceeds received therefrom.

                    (ii) Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02(a) through (i)), Holdings shall prepay, or shall cause any other Borrower to prepay, an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.

                    (iii) Upon any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, and not otherwise included in clause (i) or (ii) of this Section 2.05(b), Holdings shall prepay, or shall cause any other Borrower to prepay, an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary; provided, that such Net Cash Proceeds are in excess of $1,000,000 in the aggregate per fiscal year, and provided further, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrowers (as notified by the Borrowers to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may, prior to or within 180 days after the receipt of such cash proceeds, replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were or will be received; and provided further, however,

Sotheby’s Amended and Restated Credit Agreement

that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(iii).

                    (iv) If any Loan Party or any of its Subsidiaries licenses any intellectual property that results in the realization by such Person of Net Cash Proceeds of at least $25,000,000, Holdings shall prepay, or shall cause any other Borrower to prepay, an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person.

                    (v) If for any reason the Total Outstandings at any time exceed the Borrowing Base at such time, Holdings shall immediately prepay, or shall cause any other Borrower to immediately prepay, Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or to immediately terminate any L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

                    (vi) If for any reason the Total Outstandings at any time exceed the Facility at such time, Holdings shall immediately prepay, or shall cause any other Borrower to immediately prepay, Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

                    (vii) If the Administrative Agent notifies the Borrowers at any time that the Outstanding Amount of all Loans and L/C Obligations denominated in Foreign Currencies at such time exceeds an amount equal to 105% of the Foreign Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Foreign Currency Sublimit then in effect.

                    (viii) Prepayments of the Facility made by any Borrower pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans of such Borrower, second, shall be applied ratably to the outstanding Revolving Credit Loans of such Borrower, and, third, if an Event of Default has occurred and is continuing, shall be used to Cash Collateralize the remaining L/C Obligations of such Borrower; and, the amount remaining, if any, after the prepayment in full of all such L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of such remaining L/C Obligations in full shall be applied to the prepayment and Cash Collateralization of the Total Outstandings of the other Borrowers in the same order of priority and any amounts remaining after such application may be retained by such Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

                    (ix) Notwithstanding any other provision of this Section 2.05 or any other provision herein or in any other Loan Document to the contrary, (A) no U.K. Borrower or U.K. Guarantor shall be liable for or required to repay any Obligation of the U.S. Loan Parties under the Loan Documents and (B) any Obligation payable in respect of any Revolving Credit Loan

Sotheby’s Amended and Restated Credit Agreement

shall be required to be paid by the applicable Borrower in respect of such Revolving Credit Loan.

                    2.06 Termination or Reduction of Commitments. (a) Optional. Holdings may, upon notice to the Administrative Agent, terminate the Facility, the Letter of Credit Sublimit, the Swing Line Sublimit or the Foreign Currency Sublimit, or from time to time permanently reduce the Facility, the Letter of Credit Sublimit, the Swing Line Sublimit or the Foreign Currency Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) Holdings shall not terminate or reduce (A) the Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit, or (D) the Foreign Currency Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of any Loans denominated in Foreign Currencies together with the Outstanding Amount of any L/C Obligations denominated in Foreign Currencies would exceed the Foreign Currency Sublimit.

                    (b) Mandatory. If after giving effect to any reduction or termination of Commitments under this Section 2.06, the Letter of Credit Sublimit, the Swing Line Sublimit or the Foreign Currency Sublimit exceeds the Facility at such time, the Letter of Credit Sublimit, the Swing Line Sublimit or the Foreign Currency Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

                    (c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit, Foreign Currency Sublimit or the Commitments under this Section 2.06. Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Facility accrued until the effective date of any termination of the Facility shall be paid on the effective date of such termination.

                    2.07 Repayment of Loans. (a) Revolving Credit Loans. Each Borrower shall repay to the Lenders on the Maturity Date for the Facility the aggregate principal amount of all Revolving Credit Loans made to such Borrower and outstanding on such date.

                    (b) Swing Line Loans. Each Borrower shall repay each Swing Line Loan made to such Borrower on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Facility.

                    2.08 Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent

Sotheby’s Amended and Restated Credit Agreement

from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

                    (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                    (ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                    (iii) Upon the request of the Required Lenders, while any Event of Default exists, each Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                    (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

                    (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

                    2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

                    (a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Commitment Fee Percentage times the actual daily amount by which the aggregate Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans plus (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Commitment Fee Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Commitment Fee Percentage separately for each period during such quarter that such Applicable Commitment Fee Percentage was in effect.

Sotheby’s Amended and Restated Credit Agreement

                    (b) Foreign Currency Lead Lender Fee. To the extent a Foreign Currency Revolving Credit Loan is required to be made by the Foreign Currency Lead Lender in an amount greater than it would otherwise be required to make if all Lenders at the time of such Foreign Currency Revolving Credit Loan were Qualifying Lenders (each such incremental amount being, a “Foreign Currency Incremental Loan”), the Borrowers shall pay to the Administrative Agent for the account of the Foreign Currency Lead Lender a fee on the principal balance of each Foreign Currency Incremental Loan outstanding from time to time determined at a rate equal to 0.25% per annum. Such fee shall be (i) computed on a quarterly basis in arrears and (ii) due and payable quarterly on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the Maturity Date.

                    (c) Other Fees. (i) The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

                    (ii) The Borrowers shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

                    2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Foreign Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

                    2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent (set forth in the Register) shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative

Sotheby’s Amended and Restated Credit Agreement

Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

                    (b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

                    2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. Except as otherwise expressly provided herein, all payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars or the applicable Foreign Currency and in immediately available funds not later than 2:00 p.m. (New York time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

                    (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans (in the case of payments denominated in Dollars) or the interest rate applicable to Eurocurrency Rate Loans with an interest period of one month (in the case of payments denominated in a Foreign Currency). If a

Sotheby’s Amended and Restated Credit Agreement

Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

                    (ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due by such Borrower to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

                    A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

                    (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

                    (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

                    (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Sotheby’s Amended and Restated Credit Agreement

                    (f) Insufficient Payment. Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03.

                    (g) Currencies. To the extent that the Administrative Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement in currencies other than the currency or currencies required to enable the Administrative Agent to distribute funds to the Lenders in accordance with the terms of this Agreement, the Administrative Agent shall be entitled to convert or exchange such funds into Dollars or into a Foreign Currency or from Dollars to a Foreign Currency or from a Foreign Currency to Dollars, as the case may be, to the extent necessary to enable the Administrative Agent to distribute such funds in accordance with the terms of this Agreement; provided that each Borrower and each of the Lenders hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.12(g) or as a result of the failure of the Administrative Agent to effect any such conversion or exchange; and provided further that each applicable Borrower agrees to indemnify the Administrative Agent and each Lender, and hold the Administrative Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Administrative Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) or which result in the Administrative Agent or the Lenders receiving a lower amount that they would have received had such currency not been required to be so converted or exchanged, in accordance with this Section 2.12(g).

                    2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof of the Facility as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Credit Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them under the Facility, provided that:

          (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of

Sotheby’s Amended and Restated Credit Agreement

this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

                    Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

                    3.01 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes (including any Other Taxes), provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                    (b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                    (c) Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

                    (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued

Sotheby’s Amended and Restated Credit Agreement

by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                    (e) Status of Lenders. Any Foreign Lender or any U.K. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the relevant Borrower with respect to that Foreign Lender or U.K. Lender is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower or the relevant Governmental Authority (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

          (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

                    (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party

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has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer if the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

                    (g) U.K. Qualified Lenders. A Loan Party is not required to pay additional amounts to a Lender (other than an assignee pursuant to a request by a Borrower under Section 10.13) pursuant to Section 3.01(a) in respect of any Indemnified Tax that is required by the United Kingdom to be withheld from a payment of interest on a loan made to a Borrower incorporated in the United Kingdom if at the time that that withholding is made: (i) the relevant Lender is not a U.K. Qualified Lender and that Indemnified Tax would not have been required to be withheld had that Lender been a U.K. Qualified Lender unless the reason that that Lender is not a U.K. Qualified Lender is a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or published concession of any relevant Tax authority; or (ii) the relevant Lender is a Treaty Lender (as defined below) and the relevant Loan Party is able to demonstrate that that Indemnified Tax is required to be withheld as a result of the failure of the relevant Lender to comply with its obligations under Section 3.01(e); and for purposes of this Section 3.01(g), “U.K. Qualified Lender” means (i) a Lender or (ii) a Lender (which otherwise would not be a U.K. Qualified Lender) that has designated in writing to the Administrative Agent an Affiliate of such Lender as a “Lender” for purposes of Foreign Currency Revolving Credit Loans, which is, or such Affiliate is, beneficially entitled to interest payable to that Lender or such Affiliate, as the case may be, in respect of a loan made under this Agreement to a Borrower incorporated in the United Kingdom and which Lender or Affiliate is either:

(i) a Lender or an Affiliate of a Lender that is designated in writing by such Lender to the Administrative Agent as a “Lender” for purposes of Foreign Currency Revolving Credit Loans:

(A)	which is a bank (as defined for the purposes of Section 349 of the UK Income and Corporation Taxes Act 1988) making an advance under this Agreement; or

(B)

in respect of an advance made under this Agreement by a person that was a bank (as defined for the purposes of Section 349 of the UK Income and Corporation Taxes Act 1988) at the time that the advance was made; or

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(C)	which is resident in the United Kingdom;

and in either case is within the charge to UK corporation tax as respects any payment of interest made in respect of that advance; or

          (ii) a Lender or an Affiliate of a Lender that is designated in writing by such Lender to the Administrative Agent as a “Lender” for purposes of Foreign Currency Revolving Credit Loans which is treated as resident (for the purposes of the relevant double taxation agreement) in a jurisdiction having a double taxation agreement with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest and does not carry on business in the United Kingdom through a permanent establishment with which that Lender’s participation in that loan is effectively connected (a “Treaty Lender”).

                    3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars, Euros or Pounds in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), (a) with respect to Loans denominated in Dollars prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, and (b) with respect to Loans denominated in Euros or Pounds, exchange all such Loans into the Equivalent thereof in Dollars and convert such Loans to Base Rate Loans, in each case either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

                    3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) Dollar, Pound or Euro deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing

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that (x) in the case of requests for Borrowings denominated in Dollars, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein and (y) in the case of requests for Borrowings of Loans denominated in Pounds or Euros, will be deemed to have revoked such request.

                    3.04 Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

          (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurreny Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

          (iii) shall cause the Mandatory Cost, as calculated hereunder, not to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

          (iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

                    (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in

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Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

                    (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

                    (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

                    3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

          (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

          (b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by any Borrower;

          (c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency; or

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(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by any Borrower pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

                    3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                    (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

                    3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

                    4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension under the Original Credit Agreement was subject to satisfaction of the following conditions precedent:

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          (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, the Domestic Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and Holdings;

(ii) a Note executed by each Borrower in favor of each Lender requesting a Note;

          (iii) a security agreement, in substantially the form of Exhibit F (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each U.S. Loan Party, together with:

(A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

          (B) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

          (C) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

          (D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby, and

          (E) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements);

          (iv) an intellectual property security agreement, in substantially the form of Exhibit G (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered

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pursuant to Section 6.12, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each U.S. Loan Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken;

          (v) (A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each U.S. Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) a copy of a certificate of the appropriate Governmental Authority of the jurisdiction of incorporation of each U.S. Loan Party certifying (1) as to a true or correct and up to date copy of the Organization Documents of such Loan Party and each amendment thereto on file in the office of such Governmental Authority and (2) that such amendments are the only amendments to such Loan Party’s Organization Documents on file in such office;

          (vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each U.S. Loan Party is duly organized or formed, and that each U.S. Loan Party is validly existing, in good standing and qualified to engage in business in the jurisdiction of its organization;

          (vii) a favorable opinion of Weil, Gotshal & Manges LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-1 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

          (viii) a favorable opinion of local counsel to the Loan Parties in Michigan and Nevada, in each case addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-2 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

          (ix) a certificate of a Responsible Officer of each U.S. Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

          (x) a certificate signed by a Responsible Officer of Holdings certifying (A) that the conditions specified in Sections 4.03(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

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          (xi) certificates attesting to the Solvency of each Loan Party and of Holdings and its Subsidiaries, taken as a whole, before and after giving effect to the Transaction, from the chief financial officer of Holdings;

          (xii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral;

          (xiii) certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lenders, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request;

          (xiv) a Borrowing Base Certificate duly certified by a Responsible Officer of Holdings relating to the initial Credit Extension (calculated solely in respect of clause (b) of the definition of “Borrowing Base” as of the end of July 2005, with such adjustments as have been approved by the Arrangers, in their sole discretion);

(xv) a duly completed Compliance Certificate as of the last day of the fiscal quarter of Holdings ended June 30, 2005, signed by a Responsible Officer of Holdings;

          (xvi) evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released;

          (xvii) unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries dated June 30, 2005 for the fiscal quarter ended on that date and pro forma consolidated financial statements as to Holdings and its Subsidiaries, in each case in form satisfactory to the Lenders; and

(xxi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b) All fees required to be paid to the Administrative Agent, the Arrangers and the Lenders on or before the Closing Date shall have been paid.

          (c) Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings

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(provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(d) The Transaction Agreement shall be in full force and effect.

          (e) The Recapitalization shall have been consummated in accordance with the terms of the Transaction Agreement, without any waiver or amendment adverse to the Lenders not consented to by the Lenders of any material term, provision or condition set forth therein, and in compliance with all applicable requirements of Law.

          (f) After giving effect to the Transaction, including all Credit Extensions made in connection therewith, the amount by which (A) the lesser of (i) the Facility and (ii) the Borrowing Base exceeds (B) the sum of (i) the Outstanding Amount of Revolving Credit Loans and Swing Line Loans and (ii) the Outstanding Amount of L/C Obligations, shall be no less than $25 million.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

                    4.02 Conditions to Initial Credit Extension to U.K. Borrower. The obligation of each Lender to make its initial Credit Extension to a U.K. Borrower is subject to the Administrative Agent’s receipt from each U.K. Loan Party of the following, each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

                    (a) the U.K. Collateral Documents duly executed by each U.K. Loan Party, together with:

          (i) all share certificates (including the Equity Interests of each First-Tier Foreign CFC Subsidiary that is a U.K. Subsidiary) and stock transfer forms executed in blank and any other documents of title to be provided under the U.K. Collateral Documents;

(ii) signed notices in respect of the charges over insurances and intra-group loans to be provided under the U.K. Collateral Documents; and

          (iii) all third party consents required in connection with the creation or registration of any security interest contained in the U.K. Collateral Documents; including releases for the U.K. Loan Parties if registers show charges are outstanding plus a section 403 certificate (release of security) and the return of title deeds and share certificates;

(b) the U.K. Guaranty duly executed by each U.K. Guarantor;

(c) a directors’ certificate signed by two authorized directors certifying:

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          (i) that attached thereto is a true, complete and up-to-date copy of (A) its certificate of incorporation, (B) all certificates of incorporation on any change of its name, and (C) its constitutional documents consisting of its memorandum of association and articles of association;

          (ii) that attached thereto is a true and complete extract from the minutes of a meeting of its board of directors duly convened and held (during which a quorum was present throughout) recording resolutions passed at such meeting (which resolutions are in full force and effect and have not been rescinded or varied) and which approve its entering into the Loan Documents to which it is a party;

          (iii) that attached thereto is a true and complete copy of a resolution of its shareholder(s) unanimously passed authorizing and directing the performance by it of the Loan Documents to which it is a party;

(iv) the specimen signature of each director or officer authorized to execute the Loan Documents to which it is a party on its behalf;

(v) that neither the borrowings nor the grant of the guaranty and security will breach any borrowing, guaranty, security or other limit binding on it;

                    (d) a copy of its constitutional documents including its certificate of incorporation, any certificate of incorporation on a change of its name and its memorandum of association and articles of association;

                    (e) a copy of a resolution of its board of directors (A) approving the terms of and the transactions contemplated by the Loan Documents to which it is a party and resolving that it execute those documents, (B) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf, and (C) authorizing a specified person or persons on its behalf to sign and/or dispatch all other documents and notices (including, if it is a Borrower, any Credit Extension) to be signed and/or dispatched by it under or in connection with the Loan Documents;

                    (f) a specimen signature of each person authorized by the resolution referred to in paragraph (d) above;

                    (g) a copy of a resolution signed by all the holders of its issued shares approving the terms of, and the transactions contemplated by, the Loan Documents and any related document to which it will be a party;

                    (h) a search at the Companies Registry or other applicable commercial register showing, to the extent a search showing such information is available, inter alia, no Lien over any of its assets (other than as permitted under the terms of this Agreement) and no appointment of a receiver, liquidator or administrator or the presentation of any petition or application in respect of the same (or equivalent);

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                    (i) official priority searches relating to properties charged under the U.K. Collateral Documents in favor of the Collateral Agent in respect of any registered and unregistered titles giving a sufficient period of priority and showing that no adverse entry exists;

                    (j) a supplement to Schedule 5.12(b) that sets forth a complete and accurate list of all Liens on the property or assets of each U.K. Loan Party and each U.K. Subsidiary, showing as of the date of such supplement the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

                    (k) a favorable opinion of U.K. counsel to the Loan Parties addressed to the Administrative Agent and each Lender, as to such matters concerning the U.K. Loan Parties and the U.K. Collateral Documents that the Administrative Agent and the Required Lenders may reasonably request;

                    (l) the appointment of a U.S. process agent for each U.K. Loan Party in respect of each U.S. Law governed Loan Document to which a U.K. Loan Party is a party; and

                    (m) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender may reasonably request.

                    4.03 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans denominated in Dollars to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

          (a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in Sections 5.03(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) The Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

          (e) the Borrowing Base exceeds the Outstanding Amount of the sum of the U.S. Revolving Credit Loans, the Foreign Currency Revolving Credit Loans, the Swing Line Loans and the L/C Obligations at such time, after giving effect to such Credit Extension.

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                    Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans denominated in Dollars to the other Type or a continuation of Eurocurrency Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

                    Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

                    5.01 Corporate Existence and Good Standing. Each Loan Party and each of its Subsidiaries: (a) is a corporation, partnership or other entity duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power and authority and has all material governmental licenses, authorizations, consents and approvals, necessary to own or lease its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify or to be in good standing could reasonably be expected to (either individually or in the aggregate) result in a Material Adverse Effect.

                    5.02 Corporate Power, Authorization and Compliance with the Law. (a) The execution, delivery and performance by each Loan Party of each Loan Document and Related Documents to which they are or are to be party are within their respective corporate powers, have been duly authorized by all necessary corporate action and will not violate any provision of law of or their articles of incorporation, by-laws or memoranda or articles of association, or result in the breach of or constitute a default under or require any consent under any indenture or other material agreement or instrument to which such Person is a party or by which such Person or any Subsidiary or their respective properties may be bound or affected, or cause any of its properties to become subject to any Lien; this Agreement has been, and each other Loan Document, when delivered hereunder, will have been duly executed and delivered by each Loan Party that is party thereto; this Agreement and each other Loan Document constitutes the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Person in accordance with its terms.

                    (b) The conduct by Holdings and its Subsidiaries of their respective businesses as they are presently operated does not violate any material provision of law or material rule or regulation of any Governmental Authority in a manner which, when taken together with all other such violations, could reasonably be expected to result in a Material Adverse Effect; and Holdings and its Subsidiaries have obtained all material consents and approvals of Governmental Authorities required to conduct their respective businesses as they are presently operated, except to the extent that failure to obtain any such consents or approvals could not reasonably be expected to result in a Material Adverse Effect.

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                    (c) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) except as specifically contemplated herein or by the Collateral Documents, the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Recapitalization has been, or concurrently with the Closing Date is being, consummated in accordance with the Transaction Agreement.

                    5.03 Financial Statements; No Material Adverse Effect; No Internal Control Event. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

                    (b) The unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries dated June 30, 2005, and the related consolidated and consolidating statements of income or operations and consolidated shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.03 sets forth all material indebtedness of Holdings and its consolidated Subsidiaries as of the date of such financial statements.

                    (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect. Since the date of the Audited Financial Statements, no Internal Control Event has occurred.

                    (d) The consolidated pro forma balance sheets of Holdings and its Subsidiaries as at June 30, 2005, certified by a Responsible Officer of Holdings, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of Holdings and its Subsidiaries as at such date and the consolidated pro forma results of operations

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of Holdings and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.

                    (e) The consolidated forecasted balance sheets, statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Holdings’ best estimate of its future financial performance.

                    5.04 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each of the Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

                    (b) There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

                    (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) none of the Borrowers and none of the ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) none of the Borrowers and none of the ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of the Borrowers and none of the ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

                    (d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

          (i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book

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reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

                    5.05 Pensions. In the case of the U.K. Loan Parties, the pension schemes are funded to the extent required by law or otherwise to comply with the requirements of any material law applicable in the jurisdiction in which the relevant pension’s charge is maintained, in each case where failure to do so would have a Material Adverse Effect.

                    5.06 Environmental Matters. The Borrowers are aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in a Material Adverse Change.

                    5.07 Litigation. There are no suits, investigations or proceedings pending or, to the best of its knowledge, threatened against or affecting Holdings or the Subsidiaries which call into question the validity of, or purport to affect, this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction or could reasonably be expected to result in a Material Adverse Effect.

                    5.08 Taxes. Holdings and its Subsidiaries have filed all Federal and other material tax returns required to be filed and paid all Federal and other material taxes, assessments and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, including interest and penalties, except for taxes which are being contested in good faith and by applicable proceedings, and for which Holdings and its Subsidiaries have made adequate reserves on the books of Holdings and its Subsidiaries. There is no proposed tax assessment against any Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

                    5.09 Investment Company Act. Neither Holdings nor any Subsidiary (a) is or is required to be registered as an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended or (b) is a “holding company,” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935.

                    5.10 No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with this Agreement or included herein or delivered pursuant hereto (including, without limitation, the Information Memorandum (upon completion)) contained or contains any material misstatement of fact or omitted or omits any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, or

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are made, not misleading. The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or others restrictions to which it or they or any of their Subsidiaries are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

                    5.11 Federal Reserve Regulations. (a) Neither Holdings nor any of its Subsidiaries is engaged principally, or as one if its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB).

                    (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry margin stock, or (ii) for any purpose which entails a violation of the provisions of the Regulations of the Board, including Regulation U or X.

                    5.12 Ownership of Property; Liens; Investments. (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    (b) Schedule 5.12(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries (other than the U.K. Loan Parties and the U.K. Subsidiaries), showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. Upon delivery of the supplement to Schedule 5.12(b) pursuant to Section 4.02, such supplement to Schedule 5.12(b) sets forth a complete and accurate list of all Liens on the property or assets of each U.K. Loan Party and each U.K. Subsidiary, showing as of the date of such supplement the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries (other than the U.K. Loan Parties and the U.K. Subsidiaries) is subject to no Liens, other than Liens set forth on such supplement to Schedule 5.12(b), and as otherwise permitted by Section 7.01. Upon delivery of the supplement to Schedule 5.12(b) pursuant to Section 4.02, the property of each U.K. Loan Party and each U.K. Subsidiary is subject to no Liens, other than Liens set forth on such supplement to Schedule 5.12(b), and as otherwise permitted by Section 7.01.

                    (c) Schedule 5.12(c) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

                    5.13 No Default. None of the Loan Parties nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

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                    5.14 Insurance. The properties of the Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or the applicable Subsidiary operates.

                    5.15 Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.15, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.15 free and clear of all Liens except those created under the Collateral Documents. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.15. Set forth on Part (c) of Schedule 5.15 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its organization, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of a U.K. Loan Party, its registered number at Companies House or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(v) is a true and correct copy of each such document, each of which is valid and in full force and effect.

                    5.16 Compliance with Laws. Each Loan Party and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                    5.17 Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 5.17 sets forth a complete and accurate list of all such IP Rights owned or used by each Loan Party and each of its Subsidiaries. To the best knowledge of Holdings, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                    5.18 Solvency. Each Loan Party is, individually and together with its Subsidiaries, Solvent. In the case of any Loan Party incorporated under the laws of England and Wales, no administrator, receiver, liquidator or similar officer has been appointed with respect to it or any of its Subsidiaries or any of its respective assets nor (so far it is aware) is any petition or

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proceedings or application for any such appointment pending nor has any resolution for such appointment been passed or notice of intention to make such appointment been delivered.

                    5.19 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                    5.20 Exempt Subsidiaries. The Exempt Subsidiaries shall not have assets in an amount in excess of 10% of the consolidated assets of Holdings and its Subsidiaries as of the last day of the most recently completed fiscal quarter for which the Lenders have received financial statements of Holdings and its Subsidiaries pursuant to Section 6.01(a) or 6.01(b).

                    5.21 Immaterial Subsidiaries. Each Immaterial Subsidiary (i) owns assets having a book value of which the Dollar Equivalent is less than $100,000 and (ii) had earnings during the most recently ended fiscal year of which the Dollar Equivalent was less than $100,000.

                    5.22 Asset Value. The U.S. Loan Parties and the U.K Loan Parties shall have assets having a book value in an amount equal to at least 70% of the consolidated assets of Holdings and its Subsidiaries as of the last day of the most recently completed fiscal quarter for which the Lenders have received financial statements of Holdings and its Subsidiaries pursuant to Section 6.01(a) or 6.01(b).

ARTICLE VI
AFFIRMATIVE COVENANTS

                    So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

                    6.01 Financial Statements. Deliver to the Administrative Agent on behalf of each Lender (and, with respect to paragraph (c) below, in form and detail satisfactory to the Administrative Agent):

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations and consolidated shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or

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exception or any qualification or exception as to the scope of such audit and (ii) an attestation report of such Registered Public Accounting Firm as to Holdings’ internal controls pursuant to Section 404 of Sarbanes-Oxley expressing an adverse conclusion to which the Required Lenders do not reasonably object, and such consolidating statements to be certified by a Responsible Officer of Holdings to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries;

          (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (commencing with the fiscal quarter ended September 30, 2005), a consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations and consolidated shareholders’ equity and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Holdings as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of Holdings to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries; and

          (c) as soon as available, but in any event at least 30 days after the end of each fiscal year of Holdings, forecasts prepared by management of Holdings, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries on a quarterly basis for the immediately following fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrowers shall not be separately required to furnish such information under Sections 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

                    6.02 Certificates; Other Information. Deliver to the Administrative Agent on behalf of each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

          (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefore no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

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          (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of Holdings and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

          (c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them, except to the extent such accountants shall restrict the ability of Holdings to deliver such documents to the Administrative Agent or such Lender, as the case may be;

          (d) copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

          (e) as soon as available, but in any event within 30 days after the end of each fiscal year of Holdings, a report summarizing the material insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries;

          (f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

          (g) as soon as available, but in any event within 15 days (or if the 15th day of such month is not a Business Day, the next succeeding Businesses Day) after the end of each (i) month (if there are Revolving Loans outstanding) or (ii) fiscal quarter (if there are no Revolving Loans outstanding), a Borrowing Base Certificate, as at the end of such month or fiscal quarter, duly certified by a Responsible Officer of Holdings;

          (h) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(i) in the case of a U.K. Loan Party, promptly notify the Administrative Agent of any change of name, change of office address or change its center of main interests; and

          (j) in addition to the requirements of Section 10.18, in the case of any Loan Party, promptly after any request by the Administrative Agent or the Lender, supply or procure the supply of such documentation in order for the Administrative Agent, such

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Lender or any prospective lender to carry out and be satisfied with the results of any necessary “know your customer checks” or other checks in relation to any person that it is required by directive or law in relation to the transactions contemplated by the Agreement.

                    Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

                    The Borrowers hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings or its securities) (each, a “Public Lender”). Each of the Borrowers hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Holdings or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Event of Default;

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          (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e) of the occurrence of any Internal Control Event; and

          (f) of the (i) occurrence of any Disposition of property or assets for which a Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) occurrence of any sale of capital stock or other Equity Interests for which a Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), (iii) incurrence or issuance of any Indebtedness for which a Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(v), (iv) receipt of any Extraordinary Receipt for which a Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(vi) and (v) effectiveness of any merger of Holdings pursuant to Section 7.04(f).

                    Each notice pursuant to Section 6.03(a), (b), (c) or (d) shall be accompanied by a statement of a Responsible Officer of the applicable Borrower setting forth details of the occurrence referred to therein and stating what action such Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

                    6.04 Payment of Obligations. Pay and discharge or cause to be paid and discharged promptly when due, all its obligations and liabilities, including (a) all material and lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become in default, as well as all material and lawful claims which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that neither Holdings nor any of the Subsidiaries shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity, applicability or amount thereof shall be contested in good faith by applicable proceedings and Holdings or such Subsidiary, as the case may be, shall have set aside on its books reserves reasonably deemed adequate by it with respect thereto, (b) all unlawful claims which, if unpaid, would by law become a Lien upon its property and (c) all Indebtedness as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

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                    6.05 Maintain Property and Insurance. (a) Maintain and preserve all material properties which are used in the conduct of the business of Holdings and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, and (b) maintain in respect of the assets of Holdings and its Subsidiaries, insurance in such amounts and against such risks as is generally maintained by companies operating similar businesses in the same general area. All insurance policies hereunder shall be maintained with sound and reputable insurance carriers of recognized standing.

                    6.06 Maintain Existence. Preserve, maintain or renew (a) the legal existence and good standing of Holdings and its Subsidiaries except in a transaction permitted by Section 7.04 or 7.05, (b) all the material rights, privileges and franchises necessary and desirable in the normal conduct of the business of Holdings and its Subsidiaries, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) all of its registered patents, trademarks, tradenames and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

                    6.07 Compliance with Laws. Comply with the requirements of all applicable laws (including ERISA), regulations and orders of any Governmental Authority, a violation of which would materially affect the business or financial condition of Holdings and its Subsidiaries taken as a whole, except any such law, regulation or order which is being contested by Holdings or any Subsidiary in good faith by applicable proceedings.

                    6.08 Inspection. Give, upon the request of any Lender upon reasonable advance notice, any representative of such Lender access during normal business hours to inspect, and permit such representative to inspect, all properties belonging to it and permit such representative to examine, copy and make extracts from, corporate, financial and operating records relating to its affairs, at the expense of the Borrowers and as such representative may reasonably require.

                    6.09 Eligible Loans. Cause each Subsidiary, in connection with each Eligible Loan made or to be made by it, to apply credit standards and loan to collateral value requirements, and to follow practices with respect to documentation and the perfection of security interests, not less strict than those generally applied and followed in the Subsidiaries’ art lending business prior to the Closing Date.

                    6.10 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Borrower or such Subsidiary, as the case may be.

                    6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

                    6.12 Covenant to Guarantee Obligations and Give Security. (a) Upon the formation or acquisition of any new direct or indirect Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) by any U.S. Loan Party, then such Loan Party shall, at its expense:

Sotheby’s Amended and Restated Credit Agreement

          (i) within 10 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a Domestic Guaranty or supplement to the Domestic Guaranty, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

          (ii) within 15 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all pledged Equity Interests in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such personal properties,

          (iii) within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Security Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12(a), enforceable against all third parties in accordance with their terms, and

          (iv) within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the U.S. Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request.

(b) Upon the formation or acquisition of any new direct or indirect U.K. Subsidiary by any U.K. Loan Party, then such Loan Party shall, at its expense:

          (i) within 10 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary which is also a U.K. Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a U.K. Guaranty or supplement to the U.K. Guaranty, in form and substance satisfactory to the Administrative Agent, guaranteeing the other U.K. Loan Parties’ obligations under the Loan Documents,

          (ii) within 15 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary which is also a U.K. Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent,

Sotheby’s Amended and Restated Credit Agreement

supplements to any U.K. Collateral Documents and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all pledged Equity Interests in and of such Subsidiary, and other instruments of the type specified in Section 4.02(a)), securing payment of all the Obligations of the U.K. Loan Parties under the Loan Documents and constituting Liens on all such personal properties,

          (iii) within 30 days after such formation or acquisition (or such earlier period as may be required by law), cause such Subsidiary and each direct and indirect parent of such Subsidiary which is also a U.K. Subsidiary (if it has not already done so) to take whatever action (including the giving of notices) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to any such supplements to any U.K. Collateral Documents and security and pledge agreements delivered pursuant to this Section 6.12(b), enforceable against all third parties in accordance with their terms, and

          (iv) within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the U.K. Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request.

                    (c) Upon the acquisition of any material property (other than real property) by any Loan Party, if such property, in the reasonable judgment of Holdings, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrowers shall, at the Borrowers’ expense:

(i) within 10 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

          (ii) within 15 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent Security Agreement Supplements, IP Security Agreement Supplements, supplements to any U.K. Collateral Documents and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

          (iii) within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices, but excluding taking possession) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties, and

Sotheby’s Amended and Restated Credit Agreement

          (iv) within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the applicable Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request.

(d) Upon the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, the Borrowers shall, at the Borrowers’ expense:

          (i) within 30 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent,

          (ii) within 60 days after such request, duly execute and deliver, and cause each Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) of a Borrower (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Equity and Pledged Debt in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary under the Loan Documents and constituting Liens on all such properties,

          (iii) within 75 days after such request, take, and cause each Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) of a Borrower to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

          (iv) within 90 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

          (v) as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the Borrowers and their Subsidiaries,

Sotheby’s Amended and Restated Credit Agreement

title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

                    (e) If at any time the representation and warranty set forth in Section 5.20 shall be incorrect, within 30 days after the date thereof, the Borrowers shall enter into Local Law Collateral Documents with respect to the Equity Interests of one or more First Tier Foreign CFC Subsidiaries so that after delivery of such Local Law Collateral Documents, such representation and warranty shall be true and correct (it being understood and agreed that no Local Law Collateral Documents shall be required in respect of Sotheby’s Hong Kong Ltd. or any of its Subsidiaries).

                    (f) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements.

                    6.13 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

                    6.14 Post-Closing Obligations.

          (a) On or prior to the 90th day following the Closing Date (or such date 30 days later as may be agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent a duly executed master subordination agreement (the “Master Subordination Agreement”) entered into by Holdings and each of its wholly owned Subsidiaries whereby each such Subsidiary that is not a Loan Party subordinates, upon terms and conditions acceptable to the Administrative Agent, all intercompany obligations owed to such Subsidiary by a Loan Party to the payment of the Obligations.

Sotheby’s Amended and Restated Credit Agreement

          (b) On or prior to the 30th day following the Closing Date, deliver to the Administrative Agent U.K. Collateral Documents executed by each U.K. Loan Party and in respect of the Equity Interests of each First-Tier Foreign CFC Subsidiary that is a U.K. Subsidiary, each properly executed by a Responsible Officer of the signing Loan Party and each in form and substance satisfactory to the Administrative Agent, together with all deliveries, filings, registrations and other actions required to be made or taken pursuant thereto and with a favorable opinion of U.K. counsel to the Loan Parties addressed to the Administrative Agent and each Lender, as to such matters concerning the U.K. Loan Parties and the U.K. Collateral Documents that the Administrative Agent and the Required Lenders may reasonably request.

          (c) Upon the reasonable request of the Administrative Agent, and at the expense of the Loan Parties, within 20 days after such request, furnish to the Administrative Agent proper termination statements on Form UCC-3 covering such financing statements as the Administrative Agent may reasonably request.

ARTICLE VII
NEGATIVE COVENANTS

                    So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, and solely in the case of Section 7.18 SPTC Delaware shall not, nor shall Holdings permit SPTC Delaware to:

                    7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names any Borrower or any of their Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens incurred or pledges and deposits made in connection with workmen’s compensation, unemployment insurance, old-age pensions, social security and public liability and similar legislation;

          (b) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred incident to and in the ordinary course of business;

          (c) statutory Liens of landlords and other Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens, incurred in good faith in the ordinary course of business, including but not limited to those relating to the construction of the York Avenue Property;

          (d) Liens securing the payment of taxes, assessments and governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate proceedings with adequate reserves;

Sotheby’s Amended and Restated Credit Agreement

          (e) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value of the property or assets of Holdings and its Subsidiaries taken as a whole or materially impair the operation of the business of Holdings and its Subsidiaries taken as a whole;

(f) Liens incurred in the ordinary course of business provided that these liens are not given as security for Indebtedness;

(g) Liens on property or assets of any Subsidiary securing Indebtedness of such Subsidiary to Holdings or to a Loan Party;

          (h) Liens for judgments or awards, so long as the finality of such judgment or award is being contested in good faith and execution thereof is stayed; provided that the aggregate amount of Liens permitted by this clause may not exceed the Threshold Amount;

          (i) any Lien existing on any property or assets of any corporation at the time it becomes a Subsidiary of Holdings, or existing prior to the time of acquisition upon any property or assets acquired by Holdings or any of its Subsidiaries through purchase, merger or consolidation or otherwise, whether or not assumed by Holdings or such Subsidiary; provided that such Liens were not created in contemplation of such acquisition, purchase, merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or such Subsidiary or organized, purchased or invested in by Holdings or such Subsidiary;

          (j) any Lien placed upon property or assets within 90 days of the time of acquisition of such property or assets by Holdings or any of its Subsidiaries to secure all or a portion of (or to secure Indebtedness incurred to pay all or a portion of) the purchase price thereof; provided that any such Lien shall not encumber any other property or assets of Holdings or any Subsidiary;

          (k) Liens, other than the liens permitted by clauses (a) through (j) above (including any such Liens in existence as of the date hereof), existing as of the date hereof and set forth on Schedule 5.12(b); provided, however, that no such Lien shall be permitted under this clause (k) if it extends to property other than the property subject to such Lien on the date hereof;

          (l) any Lien renewing, extending or refunding any Lien permitted by clause (i), (j) or (k) above, provided that (i) the principal amount secured is not increased, and the Lien is not extended to other property and (ii) any renewal, extension or refunding of the obligations secured or benefited thereby is permitted by this Agreement; and

(m) Liens created under the Loan Documents;

provided, that notwithstanding anything proved for in this Section 7.01, (x) Liens on assets and property of Sotheby’s Hong Kong Ltd. and its Subsidiaries securing Indebtedness at any one time outstanding shall not exceed $8,000,000 and (y) Liens on assets and property of Exempt

Sotheby’s Amended and Restated Credit Agreement

Subsidiaries securing Indebtedness at any one time outstanding shall not exceed $5,000,000, provided that no such Lien shall extend to or cover any Collateral.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b) Indebtedness evidenced by the Senior Notes;

          (c) Indebtedness of any Subsidiary the proceeds of which are used by such Subsidiary to make secured loans to consignors, dealers or clients in the ordinary course of business of the Borrowers and their Subsidiaries and in a manner that is consistent with established practices pursuant to the auction finance business of the Borrowers and their Subsidiaries;

(d) Indebtedness of any Subsidiary or available to any Subsidiary, not in excess of $20,000,000 in the aggregate with respect to all Subsidiaries;

          (e) Indebtedness of a Subsidiary of any Borrower owed to such Borrower or a wholly owned Subsidiary of such Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Debt” under the Security Agreement, (ii) in the case of Indebtedness owed by a Loan Party, be subject to the provisions of the Master Subordination Agreement and (iii) be otherwise permitted under the provisions of Section 7.03;

(f) Indebtedness under the Loan Documents;

          (g) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided still further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement

Sotheby’s Amended and Restated Credit Agreement

or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(h) Guarantees of any Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of such Borrower or any other Guarantor;

          (i) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(j); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000;

(j) unsecured Indebtedness in an aggregate principal amount not to exceed 10% of Consolidated Net Worth at any time outstanding; and

(k) Indebtedness in respect of letters of credit in an aggregate amount at any one time outstanding not to exceed $10,000,000;

; provided, that notwithstanding anything provided for in this Section 7.02, (x) Indebtedness of Sotheby’s Hong Kong Ltd. and its Subsidiaries at any one time outstanding shall not exceed $8,000,000 and (y) Indebtedness of Exempt Subsidiaries at any one time outstanding shall not exceed $5,00,000.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrowers and their Subsidiaries in the form of Cash Equivalents;

          (b) advances to officers, directors and employees of the Borrowers and Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

          (c) (i) Investments by the Borrowers and their Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrowers and their Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrowers that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties (other than any Immaterial Subsidiary) in an aggregate amount invested from the date hereof not to exceed $20,000,000;

          (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

Sotheby’s Amended and Restated Credit Agreement

(f) Investments existing on the date hereof (other than those referred to in Section 7.03(c)) and set forth on Schedule 5.12(c);

(g) Investments by any Borrower in Swap Contracts permitted under Section 7.02(a);

(h) Investments consisting of Eligible Loans; and

(i) other Investments not exceeding $15,000,000 in the aggregate in any fiscal year of Holdings (other than in any Immaterial Subsidiary).

                    7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

          (a) any Subsidiary may merge with (i) any Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that (x) when any U.S. Loan Party (other than Holdings) is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person and (y) when any U.K. Loan Party is merging with another Subsidiary, such U.K. Loan Party shall be the continuing or surviving Person and such merger could not reasonably be expected to have a Material Adverse Effect;

          (b) (x) any U.S. Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any U.S. Borrower or to another U.S. Loan Party and (y) any U.K. Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any U.K. Borrower or to another U.K. Loan Party;

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets to a Loan Party or another Subsidiary that is not a Loan Party;

          (d) in connection with any acquisition permitted under Section 7.03, any Subsidiary of a Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of a Borrower;

          (e) each Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which a Borrower is a party, such Borrower is the surviving corporation (ii) in the case of any such merger to which any U.S. Loan Party (other than a U.S. Borrower) is a party, such U.S. Loan Party is the surviving corporation and (iii) in the case of any such merger in which any U.K. Loan Party (other than a U.K. Borrower) is a party, such U.K. Loan Party is the surviving corporation; and

Sotheby’s Amended and Restated Credit Agreement

          (f) Holdings may merge with any Subsidiary or any other Person in order to reincorporate under the laws of Delaware; provided, that the surviving corporation assumes all of the obligations of Holdings under this Agreement and under each of the other Loan Documents to which Holdings is a party.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions in the ordinary course of business;

          (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

          (d) Dispositions of property by any Subsidiary to any Borrower or to a wholly owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be a Borrower or a Guarantor;

(e) Dispositions permitted by Section 7.04;

          (f) Dispositions by the Borrowers and their Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (f) in any fiscal year shall not exceed $15,000,000, (iii) except for up to $2,500,000 in the aggregate in any fiscal year, the purchase price for such asset shall be paid to such Borrower or such Subsidiary solely in cash, and (iv) any Disposition pursuant to this Section 7.05(f) shall be for fair market value; and

(g) Dispositions set forth on Schedule 7.05.

                    7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

          (a) each Subsidiary may make Restricted Payments to Holdings, any Subsidiaries of Holdings that are Borrowers or Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) each Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

Sotheby’s Amended and Restated Credit Agreement

          (c) each Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

          (d) Holdings may (i) declare or pay cash dividends to its stockholders and (ii) purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares solely out of 40% of net income of Holdings and its Subsidiaries arising after June 30, 2005 and computed on a cumulative consolidated basis; and

(e) Holdings may consummate the Recapitalization.

                    7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

                    7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties otherwise permitted hereunder.

                    7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to or invest in any Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrowers or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except as set forth in the Senior Notes Indenture or any refinancing thereof.

                    7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB).

                    7.11 Financial Covenants. (a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Holdings to be less than 2.0:1.0:

Sotheby’s Amended and Restated Credit Agreement

                    (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of Holdings set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarter Periods Ending	Maximum Consolidated Leverage Ratio
September 30, 2005 through September 30, 2006	4.0:1.0
December 31, 2006 through September 30, 2007	3.5:1.0
December 31, 2007 and each fiscal quarter thereafter	3.0:1.0

                    7.12 Capital Expenditures. Make or become legally obligated to make any Capital Expenditure exceeding, in the aggregate for Holdings and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount

2005	$15,000,000
2006	$15,000,000
2007	$15,000,000
2008	$20,000,000
2009	$20,000,000
2010	$20,000,000

; provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, (a) any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year and (b) up to an additional $10,000,000 in the aggregate may be used by the Borrowers to purchase and refurbish real property located in England.

                    7.13 Amendments of Organization Documents. Amend any of its Organization Documents in a manner adverse to Holdings and its Subsidiaries, the Administrative Agent or the Lenders.

                    7.14 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

                    7.15 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, the Senior Notes, other than (i) repurchases in an aggregate amount not to exceed $20,000,000 and (ii) any refinancing, refunding, renewal or extension in accordance with Section 7.02(g).

                    7.16 Amendment, Etc. of the Senior Notes. Amend, modify or change in any manner any term or condition of the Senior Notes, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(g).

                    7.17 Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, except that any Subsidiary the sole assets of which consist of its interest in a partnership or joint venture may become a general partner in such partnership or joint venture.

Sotheby’s Amended and Restated Credit Agreement

                    7.18 SPTC Delaware. Permit SPTC Delaware to enter into a Guarantee (other than a Guarantee of the Obligations of the Loan Parties) or create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names SPTC Delaware as debtor, or assign any accounts or other rights to receive income, except as contemplated by Section 6.12(d).

                    7.19 York Capital Lease. Change or amend any document related to the York Capital Lease in a manner adverse to the interests of the Administrative Agent and the Lenders in any material respect.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

                    8.01 Events of Default. Any of the following shall constitute an Event of Default:

         (a) Non-Payment. Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.06, 6.08, 6.12, or Article VII; or

         (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

         (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

          (e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any

Sotheby’s Amended and Restated Credit Agreement

other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

         (f) Insolvency Proceedings, Etc. (i) Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding or (ii) in the case of any U.K. Loan Party or any of its Subsidiaries, any corporate action, legal proceedings or other procedure or step is taken in relation to:

1.

the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any such Person other than a solvent liquidation or reorganization permitted under this Agreement which is not in respect of a Borrower;

2.	a composition, compromise, assignment or arrangement with any creditor of any such Person;

3.

the appointment of a liquidator (other than in respect of a solvent liquidation of any such Person permitted under this Agreement which is not in respect of a Borrower) receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any such Person or any of its assets or the passing of a resolutions for filing of a petition or application for

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such appointment or the delivery of a notice of intention to make such an appointment;

4.	enforcement of any Lien over any assets of any such Person; or

5.

any winding up petition presented by a creditor (other than a petition which is frivolous or vexatious and is contested in good faith and with diligence and is discharged, stayed or dismissed within 60 days of commencement or, if earlier, the date on which it is advertised); or

          (g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof admits in writing its inability to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy or (iii) or in the case of any U.K. Loan Party, is deemed unable to pay its debts within the meaning of section 123(1) of the Insolvency Act 1986; or

          (h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

          (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Holdings under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC or similar liabilities of any Loan Party under a Foreign Plan, in each case in an aggregate amount in excess of the Threshold Amount, or (ii) a Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, or a similar event occurs with respect to any Foreign Plan or the U.K. Pensions Regulators (being the body corporate established as such under Part 1 of the Pensions Act 2004) issues a financial support direction under section 43 of the Pensions Act 2004 or a contribution notice under section 38 or 47 of the Pensions Act 2004 to Holdings or any of its Subsidiaries, in each case in or in respect of an aggregate amount in excess of the Threshold Amount; or

          (j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the

Sotheby’s Amended and Restated Credit Agreement

validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

          (l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby.

                    8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

          (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any U.S. Borrower under the Bankruptcy Code of the United States or under any Debtor Relief Law with respect to any other Borrower, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

                    8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

Sotheby’s Amended and Restated Credit Agreement

          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

          Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

          Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

          Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

                    9.01 Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions.

Sotheby’s Amended and Restated Credit Agreement

                    (b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Banks) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent and trustee of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

                    9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

                    9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

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                    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by any Borrower, a Lender or the L/C Issuer.

                    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                    9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                    9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Sotheby’s Amended and Restated Credit Agreement

                    9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

                    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer, Foreign Currency Lead Lender and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, Foreign Currency Lead Lender and Swing Line Lender, (ii) the retiring L/C Issuer, Foreign Currency Lead Lender and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

                    9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the

Sotheby’s Amended and Restated Credit Agreement

Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

                    9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Co-Syndication Agents, the Documentation Agent, the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

                    9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09.

                    Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights

Sotheby’s Amended and Restated Credit Agreement

of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

                    9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

          (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

          (b) to release any Guarantor from its obligations under the U.K. Guaranty or the Domestic Guaranty, as the case may be, if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

          (c) to subordinate or release any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) or 7.01(j).

                    Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the U.K. Guaranty or the Domestic Guaranty, as the case may be, pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the U.K. Guaranty or the Domestic Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X
MISCELLANEOUS

                    10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a), or, in the case of the initial Credit Extension, Section 4.03, without the written consent of each Lender;

Sotheby’s Amended and Restated Credit Agreement

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

          (c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

          (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

          (f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(h) release all or substantially all of the value of the Domestic Guaranty and the U.K. Guaranty, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Foreign Currency Lead Lender in addition to the Lenders required above, affect the rights or duties of the Foreign Currency Lead Lender under this Agreement; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) Section 10.06(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, renewal or other modification. Notwithstanding anything to the

Sotheby’s Amended and Restated Credit Agreement

contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

                    10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

          (i) if to Holdings, the Borrowers, the Administrative Agent, the L/C Issuer, the Foreign Currency Lead Lender or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

                    (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

                    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at

Sotheby’s Amended and Restated Credit Agreement

its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

                    (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

                    (d) Change of Address, Etc. Each of Holdings, each Borrower, the Administrative Agent, the L/C Issuer, the Foreign Currency Lead Lender and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer, Foreign Currency Lead Lender and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

                    (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Sotheby’s Amended and Restated Credit Agreement

                    10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                    10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

                    (b) Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on

Sotheby’s Amended and Restated Credit Agreement

contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

                    (c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

                    (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

                    (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

                    (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Sotheby’s Amended and Restated Credit Agreement

                    10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

                    10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with the provisions of Section 10.06(i) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                    (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

          (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to

Sotheby’s Amended and Restated Credit Agreement

such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Holdings otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

          (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to rights in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

          (iii) any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), provided, that any assignment of a Commitment to a Non-Qualified Lender must also be approved by the Foreign Currency Lead Lender and the Swing Line Lender;

          (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

Sotheby’s Amended and Restated Credit Agreement

                    (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

                    (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

                    (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Holdings’ prior written consent. A Participant that would be a Foreign Lender or a U.K. Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

                    (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any)

Sotheby’s Amended and Restated Credit Agreement

to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                    (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

                    (h) Resignation as L/C Issuer, Foreign Currency Lead Lender or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer, (ii) upon 30 days’ notice to the Borrowers, resign as Foreign Currency Lead Lender and/or (iii) upon 30 days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer, Foreign Currency Lead Lender or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer, Foreign Currency Lead Lender or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, Foreign Currency Lead Lender or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Foreign Currency Lead Lender, it shall retain all the rights, powers, privileges and duties of the Foreign Currency Lead Lender hereunder with respect to all Foreign Currency Revolving Credit Loans outstanding as of the effective date of its resignation as Foreign Currency Lead Lender. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer, Foreign Currency Lead Lender and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, Foreign Currency Lead Lender or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

                    (i) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding

Sotheby’s Amended and Restated Credit Agreement

vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of any Borrower and the Administrative Agent and with the payment of a processing fee of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

                    10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of Holdings or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this

Sotheby’s Amended and Restated Credit Agreement

Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower.

                    For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                    Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

                    10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

                    10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender

Sotheby’s Amended and Restated Credit Agreement

exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

                    10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                    10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

                    10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                    10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

Sotheby’s Amended and Restated Credit Agreement

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

          (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

          (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

                    A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling a Borrower to require such assignment and delegation cease to apply.

                    10.14 Pound and Euro L/C Issuers. Each Eligible Assignee who agrees to become an L/C Issuer in respect of Letters of Credit denominated in Pounds or Euros hereunder, shall execute and deliver to the Administrative Agent an L/C Issuer Joinder Agreement hereunder prior to issuing any Letters of Credit at the request or for the benefit of the U.K. Borrowers. Upon execution and delivery of such L/C Issuer Joinder Agreement, such Eligible Assignee shall become a party to this Agreement and shall have all rights and obligations of the L/C Issuer as set forth herein with respect to Letters of Credit denominated in Pounds and Euros. Any such Eligible Assignee may be released from its obligations hereunder as an L/C Issuer upon notice to the Administrative Agent.

                    10.15 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                    (b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR

Sotheby’s Amended and Restated Credit Agreement

PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

                    (c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

                    (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

                    10.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                    10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

Sotheby’s Amended and Restated Credit Agreement

                    10.18 Know Your Customers. (a) Borrower Information. If:

(i) any change in applicable law;

(ii) any change in the status of any Borrower after the date of this Agreement; or

(iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

requires the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or such Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, such prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws in connection with the transactions contemplated by the Loan Documents.

                    (b) Lender Information. Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws in connection with the transactions contemplated in the Loan Documents.

                    (c) Additional Loan Parties. Following the acquisition or formation of any new direct or indirect Subsidiary that will become a Loan Party pursuant to Section 6.12, if the accession of such Subsidiary requires any Lender to comply with “know your customer” or similar identifications procedures in circumstances where the necessary information is not already available to it, Holdings shall promptly upon the request of such Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Lender (for itself or on behalf of any prospective new Lender) in order for such Lender (or such prospective new Lender) to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws in connection with the accession of such Subsidiary as a Loan Party.

                    (d) Limitation on Assignments. Notwithstanding Section 10.06, an assignment will only be effective on performance by the Administrative Agent of all “know your customer” or other checks that is required to carry out with respect to any Person in connection with such assignment, the completion of which the Administrative Agent shall promptly notify to the assigning Lender and the applicable Assignee.

                    (e) Lender Responsibility. Nothing in this Agreement shall require the Administrative Agent or the Arrangers to carry out any “know your customer” or other checks in

Sotheby’s Amended and Restated Credit Agreement

relation to any Person on behalf of any Lender, and each Lender confirms to the Administrative Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or the Arrangers.

{Signature Pages Begin On The Next Page}

Sotheby’s Amended and Restated Credit Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SOTHEBY’S HOLDINGS, INC.

By:	/s/ William S. Sheridan

Name:	WILLIAM S. SHERIDAN
Title:	EVP & CFO

SOTHEBY’S, INC.

By:	/s/ William S. Sheridan

Name:	WILLIAM S. SHERIDAN
Title:	EVP & CFO

OATSHARE LIMITED

By:	/s/ William S. Sheridan

Name:	WILLIAM S. SHERIDAN
Title:	DIRECTOR

SOTHEBY’S

By:	/s/ William S. Sheridan

Name:	WILLIAM S. SHERIDAN
Title:	DIRECTOR

Sotheby’s Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender, Foreign Currency Lead Lender and Lender

By:	/s/ John Walkiewicz

Name:	John Walkiewicz
Title:	Vice President

Sotheby’s Amended and Restated Credit Agreement

LASALLE BANK N.A., as a Co-Syndication Agent and Lender

By:	/s/ Thomas J. Brennan

Name:	Thomas J. Brennan
Title:	First Vice President

Sotheby’s Amended and Restated Credit Agreement

HSBC BANK PLC, as a Co-Syndication Agent and Lender

By:	/s/ Paul Hagger

Name:	PAUL HAGGER
Title:	CORPORATE BANKING MANAGER

Sotheby’s Amended and Restated Credit Agreement

THE CIT GROUP/BUSINESS CREDIT, INC., as a Co-Documentation Agent and Lender

By:	/s/ Frank Bertelle

Name:	Frank Bertelle
Title:	Vice President

Sotheby’s Amended and Restated Credit Agreement

CITIBANK N.A., as a Co-Documentation Agent

By:	/s/ Alan Ackbarali

Name:	Alan Ackbarali
Title:	Vice President

CITIBANK N.A., as a Lender

By:	/s/ Alan Ackbarali

Name:	Alan Ackbarali
Title:	Vice President

Sotheby’s Amended and Restated Credit Agreement

United Overseas Bank Limited, New York Agency, as a Lender

By:	/s/ Kwong Yew Wong

Name:	Kwong Yew Wong
Title:	FVP & General Manager

By:	/s/ Philip Cheong

Name:	Philip Cheong
Title:	VP & Deputy General Manager

Sotheby’s Amended and Restated Credit Agreement

COMERICA BANK, as a Lender

By:	/s/ Sarah R. West

Name:	Sarah R. West
Title:	Account Officer

Sotheby’s Amended and Restated Credit Agreement

ISRAEL DISCOUNT BANK OF NEW YORK as a Lender

By:	/s/ Andy Ballta

Name:	Andy Ballta
Title:	Vice President

By:	/s/ Ronald Bongiovanni

Name:	Ronald Bongiovanni
Title:	Senior Vice President

Sotheby’s Amended and Restated Credit Agreement

NORTH FORK BUSINESS CAPITAL CORPORATION, as a Lender

By:	/s/ Stephen K. Goetschius

Name:	Stephen K. Goetschius
Title:	Senior Vice President

Sotheby’s Amended and Restated Credit Agreement

Webster Business Credit Corporation, as a Lender

By:	/s/ Joseph J. Zautra

Name:	Joseph J. Zautra
Title:	Vice President

Sotheby’s Amended and Restated Credit Agreement

SCHEDULE 1.01

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

	(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

	(b)	the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as practicable thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of any Borrower or any Lender, deliver to such Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.

The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent as the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

	(a)	in relation to any Loan in Pounds:

AB+C(B-D)+E × 0.01

100 - (A+C)	per cent per annum

(b)	in relation to any Loan in any currency other than Pounds:

E × 0.01
per cent per annum
300

Sotheby’s Amended and Restated Credit Agreement

Where:

“A”

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”

is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

	“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

	“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”

is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

	(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

	(b)	“Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)

“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

	(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

Sotheby’s Amended and Restated Credit Agreement

7.

If requested by the Administrative Agent or any Borrower, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and such Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.

Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

	(a)	its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

	(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.

The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.

10.

The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.

Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.

The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any

Sotheby’s Amended and Restated Credit Agreement

requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Sotheby’s Amended and Restated Credit Agreement

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

Borrowers:

c/o Sotheby’s Holdings, Inc.
1334 York Avenue
NY, NY 10021
Attention: Chief Financial Officer
Telephone: (212) 606-7132
Telecopier: (212) 606-7372
Web site: http:\\www.sothebys.com

with a copy to:

c/o Sotheby’s Holdings, Inc.
1334 York Avenue
NY, NY 10021
Attention: General Counsel
Telephone: (212) 606-7574
Telecopier: (212) 606-7533

Administrative Agent’s Office:

For payments and requests for Credit Extensions for Dollar Loans in the U.S.:

Bank of America, N.A.
Street Address: 901 Main Street
Mail Code: TX1-492-14-12
City, State ZIP code: Dallas, TX 75202
Attention: Charlotte Conn
Telephone: 214.209.1225
Telecopier: 214.290.9653
Email: charlotte.a.conn@bankofamerica.com

Account No. (for Dollars): 1292000883
Ref: Sotheby’s, Attn: Credit Services
ABA# 111000012

Sotheby’s Amended and Restated Credit Agreement

For payments and requests for Credit Extensions for Dollar, Euro & Sterling Loans in the U.K.:

Bank of America, N.A.
5 Canada Square
London E14 5AQ
Attn: Loans Agency
Telephone: +44 20 8313 2992
Telecopier: +44 20 8313 2149
Email: emea.7115loansagency@bankofamerica.com

For Dollar Loans:
Bank of America, N.A., New York
ABA# 026009593
Account: Bank of America, N.A., London
Account No.: 360564
Attention: Karen Hall, Loans Agency

For Sterling Loans:
Bank of America, N.A., London
CHAPS: 16-50-50
Attn: Karen Hall

For Euro Loans:
Bank of America, N.A., London
Attn: Karen Hall

For other Notices as Administrative Agent:

Bank of America, N.A.
Agency Management
Street Address: 335 Madison Ave.
Mail Code: NY1-503-04-03
City, State ZIP code: New York, NY 10017
Attention: Steven Gazzillo
Telephone: 212.503.8328
Telecopier: 212.901.7842
Email: steven.gazzillo@bankofamerica.com

L/C Issuer:

Bank of America, N.A.
Trade Operations-Los Angeles
1000 W. Temple Street, 7th Floor
Mail Code: CA7-705-07-05
Los Angeles, CA 90012-1514
Attention: Hermann J. Schutterle, VP
Telephone: 213.481.7826
Facsimile: 213.580.8441
Electronic Mail: hermann.schutterle@bankofamerica.com

Sotheby’s Amended and Restated Credit Agreement

Swing Line Lender:

Same as Administrative Agent’s Office.

Foreign Currency Lead Lender:

Same as Administrative Agent’s Office (for payments and requests for Credit Extensions in Euros and Pounds).

Sotheby’s Amended and Restated Credit Agreement

EXHIBIT B
to the Credit Agreement

FORM OF SWING LINE LOAN NOTICE

Date: ___________, _____

To:          Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

                    Reference is made to that certain Amended and Restated Credit Agreement, dated as of November 14, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Sotheby’s Holdings, Inc., a Michigan corporation, Sotheby’s Inc., a New York corporation, Oatshare Limited, a company registered in England and Wales with registration number 01737495, Sotheby’s, a company registered in England and Wales with registration number 00874867, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Foreign Currency Lead Lender, LaSalle Bank N.A. and HSBC Bank PLC, as Co-Syndication Agents, and The CIT Group/Business Credit, Inc. and Citibank N.A., as Co-Documentation Agents.

                    The undersigned hereby requests a [U.S.] [U.K.] Swing Line Loan:

1.	On _____________________ (a Business Day).

2.	In the amount of [$] [£] [€]_________________.

                    The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

                    [The Borrower hereby represents and warrants that the conditions specified in Sections 4.03(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.]1

[SOTHEBY’S HOLDINGS, INC.]
[SOTHEBY’S, INC.]
[OATSHARE LIMITED]
[SOTHEBY’S]

By:

Name:
Title:

          1          To be added only if not requesting a conversion of Loans denominated in Dollars to the other Type or a continuation of Eurocurrency Rate Loans.

Sotheby’s Amended and Restated Credit Agreement